UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ZOOMINFO TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

[●], 2022
Dear Stockholder:
Please join us for ZoomInfo Technologies Inc.’s Annual Meeting of Stockholders on Tuesday, May 17, 2022, at 10:00 a.m., Pacific Time. Due to the public health impact of the ongoing coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders and employees, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/ZI2022.
Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about [●], 2022. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. At the Annual Meeting, you will be asked to:
1.Elect three Class II directors, each to serve until our 2025 annual meeting of stockholders;
2.Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year;
3.Approve, on an advisory, non-binding basis, the frequency of future stockholder non-binding advisory votes on the compensation of our named executive officers; and
4.Approve administrative amendments to governing documents related to our corporate reorganization.
Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote via the Internet at the Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.
BECAUSE APPROVAL OF PROPOSAL NO. 4A REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE VOTING POWER OF THE SHARES OF STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON SUCH PROPOSAL, YOUR VOTE IS ESPECIALLY IMPORTANT AT THIS YEAR’S ANNUAL MEETING.
Thank you for your continued support of ZoomInfo Technologies Inc.

Sincerely,

Henry Schuck
Chief Executive Officer and Chairman of the Board of Directors

ZOOMINFO TECHNOLOGIES INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:00 a.m., Pacific Time, on Tuesday, May 17, 2022

VIRTUAL LOCATION	You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/ZI2022. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

ITEMS OF BUSINESS	1. To elect the director nominees listed in the Proxy Statement.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022.

3. To approve, on an advisory, non-binding basis, the frequency of future stockholder non-binding advisory votes on the compensation of our named executive officers.

4.  To approve administrative amendments to governing documents related to our corporate reorganization, including:
•Proposal No. 4A: amend provisions in our amended and restated certificate of incorporation relating to our classes of common stock; and
•Proposal No. 4B: remove the pass-through voting provision from our subsidiary’s certificate of incorporation.

5. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 21, 2022.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the enclosed proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

Anthony Stark
Secretary and General Counsel [●], 2022
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Tuesday, May 17, 2022: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com. A list of the stockholders of record at the close of business on March 21, 2022 will also be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/ZI2022.

PROXY VOTING METHODS
If you were a stockholder of record at the close of business on March 21, 2022, you may vote your shares (i) over the Internet, by telephone or by mail in advance of the Annual Meeting or (ii) over the Internet at the Annual Meeting. You may also revoke your proxies at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.
If you are a stockholder of record, your Internet, telephone or mail vote must be received by 8:59 p.m., Pacific Time, on May 16, 2022 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your broker, bank or nominee for voting instructions.
To vote by proxy if you are a stockholder of record:
BY INTERNET

•	Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.
BY TELEPHONE

•	From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the 16-digit number included on your proxy card in order to vote by telephone.
BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope provided to you.
YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

i

ii

ZOOMINFO TECHNOLOGIES INC.
805 Broadway Street, Suite 900
Vancouver, Washington 98660
Telephone: (800) 914-1220
PROXY STATEMENT
Annual Meeting of Stockholders
May 17, 2022
GENERAL INFORMATION
Why am I being provided with these materials?
This Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about [●], 2022. We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of ZoomInfo Technologies Inc. (“we,” “our,” “us” and the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 17, 2022 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares during the meeting via the Internet or to vote your shares in advance by proxy via the Internet, by telephone or by mail.
What am I voting on?
There are four proposals scheduled to be voted on at the Annual Meeting, one of which is comprised of two sub-proposals:

•	Proposal No. 1: Election of the director nominees listed in this Proxy Statement.

•	Proposal No. 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022.

•	Proposal No. 3: Approval, on an advisory, non-binding basis, of the frequency of future stockholder non-binding advisory votes on the compensation of our named executive officers.

•
Proposal No. 4: Approval of administrative amendments to governing documents related to our corporate reorganization, including:

•Proposal No. 4A: amend provisions in our amended and restated certificate of incorporation relating to our classes of common stock; and
•Proposal No. 4B: remove the pass-through voting provision from our subsidiary’s certificate of incorporation.

Who is entitled to vote?
Stockholders as of the close of business on March 21, 2022 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were [●] shares of our Class A common stock and no shares of our Class B or Class C common stock outstanding. Holders of our Class A common stock have one vote for each share of Class A common stock held by you as of the Record Date including shares:

•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.
 What constitutes a quorum?
The virtual presence or representation by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.
What is a “broker non-vote”?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Proposal No. 1, Proposal No. 3 and Proposal No. 4B are each considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 and Proposal No. 4A are each considered routine matters, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.
How many votes are required to approve each proposal?
For Proposal No. 1, under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting. As a result, any shares not voted "FOR" a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in that nominee's favor and will have no effect on the outcome of the election. You may vote "FOR" or "WITHHOLD" on each of the nominees for election as a director.
For Proposal No. 2, under our Bylaws, approval of the proposal requires a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
For Proposal No. 3, the frequency that receives the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders.
For Proposal No. 4A, under our certificate of incorporation as currently in effect (the “Amended and Restated Certificate of Incorporation”), approval of the proposal requires an affirmative vote of at least 66 2/3% of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
For Proposal No. 4B, under the Old ZoomInfo Charter (as defined herein), approval of the proposal requires a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
It is important to note that each of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2022 (Proposal No. 2) and the proposal regarding the frequency of future stockholder non-binding advisory votes on the compensation of our named executive officers (Proposal No. 3) is non-binding and advisory. While the ratification of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider the selection of a different firm. Similarly, the Board and the Compensation Committee will consider the outcome of the vote regarding the frequency of future stockholder advisory, non-binding votes on the compensation of our named executive officers when determining how often we should submit to stockholders an advisory vote to approve the compensation of our named executive officers.

How are votes counted?
With respect to the election of directors (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.
With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 2.
With respect to the frequency of future stockholder advisory, non-binding votes on the compensation of our named executive officers (Proposal No. 3), you may select “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” with respect to the frequency. Abstention and broker non-votes will have no effect on the outcome of Proposal No. 3.
With respect to the proposal to amend provisions in our amended and restated certificate of incorporation related to our classes of common stock (Proposal No. 4A), you may vote “ FOR,” “ AGAINST” or “ ABSTAIN.” Abstentions will be counted as a vote “ AGAINST” Proposal No. 4A. As this proposal is considered a discretionary matter, brokers are permitted to exercise their discretion to vote uninstructed shares on this proposal. Therefore, there will be no broker non-votes.
With respect to the proposal to remove the pass-through voting provision from our subsidiary’s certificate of incorporation (Proposal No. 4B), you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will be counted as a vote “AGAINST” Proposal No. 4B.
If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:

•	“FOR” each of the director nominees set forth in this Proxy Statement.

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2022.

•	“ONE YEAR” for, on an advisory, non-binding basis, the frequency of future stockholder non-binding advisory votes on the compensation of our named executive officers.

•	“FOR” each of the administrative amendments to governing documents related to our corporate reorganization.
Who will count the vote?
A representative of Broadridge Financial Solutions, Inc. or its designee will tabulate the votes and act as the inspector of election.

How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

•
By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.

•
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.

•
By Mail—You may vote by mail by signing and dating the enclosed proxy card where indicated and by mailing, or otherwise returning the card in the postage-paid envelope provided to you, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 8:59 p.m., Pacific Time, on May 16, 2022, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 16, 2022.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.
How do I attend and vote my shares at the Virtual Annual Meeting?
This year’s Annual Meeting will be a completely “virtual” meeting of stockholders. You may attend the Annual Meeting via the Internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ZI2022. If you virtually attend the Annual Meeting you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/ZI2022. A summary of the information you need to attend the Annual Meeting and vote via the Internet is provided below:

•	instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZI2022;

•	assistance with questions regarding how to attend and participate via the internet will be provided at www.virtualshareholdermeeting.com/ZI2022 on the day of the Annual Meeting;

•	stockholders may vote and submit questions while attending the Annual Meeting via the internet; and

•	you will need the 16-digit number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting and to vote during the Annual Meeting.
Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?
In light of the ongoing public health concerns due to the COVID-19 pandemic and to support the health and well-being of our stockholders and employees, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:

•	providing stockholders with the ability to submit appropriate questions up to 15 minutes in advance of the meeting;

•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and

•	answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for the meeting.
What does it mean if I receive more than one proxy card on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to our Secretary, provided such statement is received no later than May 16, 2022;

•	voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 8:59 p.m., Pacific Time, on May 16, 2022;

•	submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 16, 2022; or

•	attending the Annual Meeting and voting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder's last vote is the vote that will be counted.
If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. Mitesh Dhruv, Keith Enright and Henry Schuck constitute a class with a term that expires at the Annual Meeting of Stockholders in 2024 (the “Class I Directors”); Mark Mader, Patrick McCarter and Jason Mironov constitute a class with a term that expires at the Annual Meeting of Stockholders in 2022 (the “Class II Directors”); and Todd Crockett, Ashley Evans and D. Randall Winn constitute a class with a term that expires at the Annual Meeting of Stockholders in 2023 (the “Class III Directors”).
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of nominees to serve as Class II Directors for a three-year term expiring in 2025: Mark Mader, Patrick McCarter and Jason Mironov. Action will be taken at the Annual Meeting for the election of these three Class II Director nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. All of the nominees have indicated that they will be willing and able to serve as directors. If any of these nominees ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
Nominees for Election to the Board of Directors in 2022
The following information describes the offices held, other business directorships and the term of service of each director nominee, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities of the director nominees is shown under “Ownership of Securities” below.

Class II – Nominees for term expiring in 2025
Name	Age	Principal occupation and other information
Mark Mader	51
Mr. Mader has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from February 2020 to June 2020. Mr. Mader currently serves as President, Chief Executive Officer and director of Smartsheet Inc., a SaaS collaboration and work management provider. Prior to joining Smartsheet Inc. in 2006, Mr. Mader served in various leadership positions from 1995 to 2005 at Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, including as Senior Vice President of Global Services. From 1993 to 1995, Mr. Mader was a senior associate at Greenwich Associates, a financial consulting firm. Mr. Mader holds a B.A. in Geography from Dartmouth College.

Nomination considerations: Mr. Mader’s extensive knowledge and experience in our industry and with SaaS companies, and his experience leading a public company as President, Chief Executive Officer and director of Smartsheet.

Patrick McCarter	46
Mr. McCarter has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2018 to June 2020. Mr. McCarter currently serves as a Managing Director and the Head of the Global Technology, group for The Carlyle Group, a private equity firm and an affiliate of the Company, which he joined in 2001. Prior to joining Carlyle, Mr. McCarter held positions at Morgan Stanley with a focus on financial institutions in New York. Mr. McCarter serves as a director of CommScope Holding Company, Inc. In addition, Mr. McCarter currently serves on the board of several private companies, including YipitData, Hexaware, Jagex, Veritas and Ampere Computing. He is also a member of Northwestern’s McCormick School of Engineering Advisory Council. Mr. McCarter holds a B.S. with a double major in Industrial Engineering and Economics from Northwestern University and an MBA from Harvard Business School.

Nomination considerations: Mr. McCarter’s extensive core business skills, including financial and strategic planning, and many years of management experience at portfolio companies through his involvement with Carlyle.

Jason Mironov	38
Mr. Mironov has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2014 to June 2020. Mr. Mironov currently serves as a Managing Director at TA Associates, a private equity firm and an affiliate of the Company, which he joined in 2012. In addition, Mr. Mironov currently serves on the boards of several private companies, including Procare Software, LLC, Conservice, Benecon Group Inc., Backstage and Stackline. Mr. Mironov holds a B.B.A. from the University of Michigan Ross School of Business and an MBA from Harvard Business School.

Nomination considerations: Mr. Mironov’s extensive core business skills, including financial and strategic planning, and his extensive management experience with financial services and technology companies, including his involvement with TA Associates.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors
The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class I – Directors whose terms expire in 2024
Name	Age	Principal occupation and other information
Mitesh Dhruv	44
Mr. Dhruv has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from February 2020 to June 2020. Mr. Dhruv most recently served as Chief Financial Officer of RingCentral, Inc., a cloud-based communications and collaboration solutions provider. Prior to joining RingCentral, Inc. in 2012, Mr. Dhruv worked at Bank of America Merrill Lynch as an equity research analyst and at PricewaterhouseCoopers. Mr. Dhruv is a CPA, Chartered Accountant, and CFA® charterholder, and holds an undergraduate degree in accounting from the University of Mumbai, India.

Nomination considerations: Mr. Dhruv’s extensive financial and accounting experience, including as the Chief Financial Officer of RingCentral and his accounting and financial certifications, his knowledge and experience in our industry and with SaaS companies, and his experience in management of a public company.

Keith Enright	47
Mr. Enright has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since March 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from March 2020 to June 2020. Mr. Enright currently serves as the Chief Privacy Officer of Google LLC, a multinational technology company that specializes in Internet-related services and products, which include online advertising technologies, a search engine, cloud computing, software, and hardware. Prior to joining Google in 2011, Mr. Enright was the Chief Privacy Officer and Vice President, Privacy of Macy’s Inc. Mr. Enright holds a Bachelor of Arts Degree from the University of Massachusetts at Amherst and a Juris Doctor degree from The George Washington University Law School and is NACD Directorship Certified®.

Nomination considerations: Mr. Enright’s extensive experience with data privacy, including as Chief Privacy Officer for Google LLC, and his significant core business skills.

Henry Schuck	38
Mr. Schuck has served as Chief Executive Officer, Chairman of the Board and a director of ZoomInfo Technologies Inc. since its formation in November 2019 and served as Chief Executive Officer and a director of ZoomInfo Holdings LLC (formerly known as DiscoverOrg Holdings, LLC) since founding it in 2007. Prior to founding ZoomInfo Holdings LLC, Mr. Schuck was VP of Research & Marketing at iProfile, a sales intelligence firm focused on the IT market. Mr. Schuck serves on the Board of Directors of Tegus. Mr. Schuck is a cum laude graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration and a B.S. in Hospitality Management and holds a J.D., cum laude, from The Ohio State University Moritz College of Law.

Nomination considerations: Mr. Schuck’s perspective and the experience he brings as our co-founder and CEO.

Class III – Directors whose terms expire in 2023
Name	Age	Principal occupation and other information
Todd Crockett	52
Mr. Crockett has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2014 to June 2020. Mr. Crockett currently serves as a Managing Director of TA Associates, a private equity firm and an affiliate of the Company, which he joined in 1994, and is a member of TA Associates’ Management Committee and Core Investment Committee. Mr. Crockett also currently serves on the boards of several private companies, including MAO Corporation, Orion Adviser Solutions, Procare Software, LLC, Russell Investments, and Wealth Enhancement Group. Mr. Crockett holds a B.A. from Princeton University and an MBA from Harvard Business School.

Nomination considerations: Mr. Crockett’s extensive core business and leadership skills, including financial and strategic planning, and his significant management experience, including his involvement with TA Associates.

Ashley Evans	42
Ms. Evans has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2018 to June 2020. Ms. Evans is a Managing Director Technology, Media, and Telecom group of The Carlyle Group, based in Menlo Park. She primarily focuses on buyout and growth equity investments in enterprise software businesses and is currently a member of the boards of HireVue, Inc., Jagex, NEOGOV, Saama, TriNetX and Veritas Technologies Corporation. She is a founder of SynGAP Research Fund, a public charity focused on improving the lives of SynGAP patients through the research and development of precision treatments. Prior to joining Carlyle, she worked at Morgan Stanley, where she focused on financial institutions banking. Ms. Evans holds an A.B. summa cum laude from Harvard College, where she was elected to Phi Beta Kappa, an M.Phil from the University of Cambridge, where she was a Knox Scholar, and a M.B.A from Stanford University’s Graduate School of Business, where she was a Siebel Scholar and an Arjay Miller Scholar.

Nomination considerations: Ms. Evans’ significant core business skills, including financial and strategic planning, and her extensive management experience, including her involvement with Carlyle.

D. Randall Winn	52
Mr. Winn has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2014 to June 2020. Mr. Winn currently serves as a Managing Member of 22C Capital, a principal investment firm and an affiliate of the Company, which he founded in 2017 and also serves as Managing Member of FiveW Capital LLC. Mr. Winn currently serves on the boards of Definitive Healthcare and private companies including Canoe Software and Portage Technology. Mr. Winn previously was the non-executive chairman of Dealogic and served on the boards of private companies such as Viteos Fund Services, Merit Software, and eMarketer. Prior to founding 22C Capital, Mr. Winn was a co-founder of, and Co-Managing Partner and ultimately Executive Managing Director/CEO of, Capital IQ from 1999 to 2011. Mr. Winn holds an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University.

Nomination considerations: Mr. Winn’s deep knowledge of our industry, extensive financial and business skills, including strategic planning, and his significant management and leadership experience, including with CapitalIQ.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Privacy, Security, and Technology Committee.
Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “―Communications with the Board” below.
The stockholders agreement described under “Transactions with Related Persons—Stockholders Agreement” (the “stockholders agreement”) provides that certain affiliates of investment funds associated with TA Associates (“TA Associates”), investment funds associated with Carlyle (“Carlyle”), and Henry Schuck, our Chief Executive Officer, and Kirk Brown (our “Founders”) have the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements in us. Ms. Evans and Mr. McCarter are director nominees of Carlyle, Messrs. Crockett and Mironov are director nominees of TA Associates, and Mr. Schuck is a director nominee of the Founders, in each case pursuant to the stockholders agreement entered into among us and certain affiliates of TA Associates, Carlyle, and our Founders in connection with our initial public offering (the “IPO”). The stockholders agreement provides that the authorized number of directors will not increase above nine (or seven or eight in the event one or both of TA Associates and Carlyle loses its right to designate one director) without the consent of TA Associates or Carlyle so long as TA Associates or Carlyle, as applicable, has the right to designate at least one director pursuant to the stockholders agreement. In the event the number of individuals that TA Associates or Carlyle has the right to designate is decreased to one for such stockholder because of the decrease in its combined voting power, the total authorized number of directors shall be accordingly decreased upon the resignation of the applicable designee.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and Nasdaq rules, a director is not independent unless our Board of Directors affirmatively determines that he or she does not have a have a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current Nasdaq corporate governance standards for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually, subject to a determination by us to rely on any exemption available to “controlled companies” and the applicable transition period under the applicable Nasdaq rules.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the Nasdaq independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board of Directors has affirmatively determined that each of Ms. Evans and Messrs. Crockett, Dhruv, Enright, Mader, Mironov, McCarter and Winn is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable Nasdaq guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Dhruv, Enright, Mader and Winn is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Ms. Evans and each of Messrs. Crockett, McCarter and Winn is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In making its independence determinations, our Board of Directors considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).

Director Nomination Process
The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, familiarity with the Company’s business and industry, independence of thought and his or her ability to work collegially with the other members of the Board. In addition, although the Board considers diversity of viewpoints, background and experiences, the Board does not have a formal diversity policy. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
In recommending that, or determining whether, members of the Board should stand for re-election, the Nominating and Corporate Governance Committee also may assess the contributions of incumbent directors in the context of the Board evaluation process and other perceived needs of the Board.
In addition to the process described above, the Nominating and Corporate Governance Committee also nominates a number of individuals designated by TA Associates, Carlyle, and our Founders as required under the provisions of the stockholders agreement described under “Transactions With Related Persons—Stockholders Agreement.” Ms. Evans and Mr. McCarter are director nominees of Carlyle, Messrs. Crockett and Mironov are director nominees of TA Associates, and Mr. Schuck is a director nominee of the Founders pursuant to the stockholders agreement.
When considering whether the nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in each board member’s biographical information set forth above. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.
We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
As discussed above, the Nominating and Corporate Governance Committee and the Board include diversity of “viewpoints, background and experience” as part of several criteria that they consider in connection with selecting candidates for the Board. While neither the Board nor the Nominating and Corporate Governance Committee has a formal diversity policy, one of many factors that the Board and the Nominating and Corporate Governance Committee carefully consider is the importance to the Company of ethnic and gender diversity in board composition. Of the nine current members of our Board, two are diverse, including one who is female and one who is ethnically diverse. Moreover, an ethnically diverse director and a female director each holds a Board leadership role.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Company’s proxy statement as a nominee of the stockholder and to serving as a director if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, ZoomInfo Technologies Inc., at 805 Broadway Street, Suite 900, Vancouver, Washington 98660. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under “Stockholder Proposals for the 2023 Annual Meeting.”
Change in Controlled Company Status
Prior to our corporate reorganization effected in October 2021, the parties to our stockholders agreement beneficially owned a majority of the combined voting power of our Class A, Class B, and Class C common stock. As a result of that reorganization and the subsequent sales of common stock by the relevant parties to the stockholders agreement, the Company no longer meets the definition of a “controlled company.” Since ceasing to be a “controlled company”, the Company has taken all action necessary to comply with the Nasdaq corporate governance standards, subject to the permitted “phase-in” period. Specifically, we now comply with the following requirements: (1) a majority of our Board consists of independent directors, (2) our Board has a compensation committee that consists entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) our director nominations are made, or recommended to our full Board of Directors, by our Nominating and Corporate Governance Committee, which consists entirely of independent directors and has adopted a written charter addressing the nominations process. We are in compliance with the requirements of Nasdaq and the Sarbanes-Oxley Act of 2002 related to the independence requirements for the Audit Committee, which require that our Audit Committee be composed of at least three members, all whom must be independent.
Stockholder Engagement and Governance Practices
Our Board of Directors approaches governance in a strategic and thoughtful manner, taking into consideration multiple perspectives, including those of our Nominating and Corporate Governance Committee, our individual directors, our stockholders, our employees, various experts and other stakeholders. Our governance practices and programs include the following:
•No super-voting stock: In 2021, our Board of Directors unanimously approved, and the Company completed, a reorganization that eliminated all outstanding super-voting shares. The reorganization transactions are discussed in Note 1: “Organization and Background - UP-C Corporate Structure and Multi-Class Voting Structure Elimination” to our Consolidated Financial Statements in Part II, Item 8 of our 2021 Annual Report on Form 10-K. All stockholders now have one vote for each share of common stock held by such stockholder. Proposal No. 4, if approved, will formalize this structure by removing authorized Class B and Class C common stock, each of which is no longer outstanding and which we do not intend to issue, from our Amended and Restated Certificate of Incorporation.

•Independent directors: Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors, and subject to specified limited exceptions, which are no longer applicable to us, all members of its audit, compensation, and nominating and corporate governance committees must be independent. Under those rules, a director is independent only if a company’s board of directors makes an affirmative determination that the director has no material relationship with the company that would impair his or her independence, in addition to satisfying the independence requirements set forth in the Nasdaq rules. Our Board has undertaken a review of the independence of each director and determined that all of our directors other than Mr. Schuck, who does not serve on any of the aforementioned committees, are “independent” as that term is defined under the Nasdaq rules for purposes of serving on our Board and committees of our Board.
•Commitment to Sustainability: During 2022, we launched a program to evaluate our environmental, social, and governance (“ESG”) practices and, in February 2022, we published our first sustainability report, which is available on our sustainability page at https://ir.zoominfo.com/resources/sustainability. In the sustainability report, we announced several ESG initiatives, including a plan to conduct a stakeholder materiality assessment during 2022-2023, and ongoing efforts to improve the diversity of our Board of Directors as vacancies arise, to reflect and support the diversity, equity and inclusion framework that we are implementing within the Company. We also announced plans to implement a standardized carbon reporting framework during 2022-2023 and, in the longer term, plan to formalize a comprehensive corporate social responsibility framework. The reference to our sustainability report is not intended to incorporate information in the report or from our website into this Proxy Statement by reference.
•Commitment to Privacy and Data Security: The Privacy, Security and Technology Committee of our Board of Directors oversees our major risk exposures relating to privacy, cybersecurity, and technology, and the steps the Company takes to detect, monitor, and actively manage such exposures. In January 2022, we hired our first chief compliance officer, reporting directly to our Chief Executive Officer.
•Stockholder Engagement Program: We believe that effective corporate governance includes regular, constructive conversations with our stockholders. We are committed to maintaining an active dialogue to understand the priorities and concerns of our stockholders and believe that ongoing engagement builds mutual trust and understanding with our stockholders. Both active and prospective stockholder engagement and feedback are important components of our corporate governance practices and inform our decisions and programs. Since our IPO, and as part of our ongoing evaluation of best practices, the Board has incorporated enhancements to our corporate structure, such as the elimination of super-voting stock, along with other governance practices. In 2021, our management team held over 400 meetings with current and prospective stockholders. These included meetings with approximately 87%, 94% and 95% of our top 100, 50 and 20 active investors, respectively. We also hosted a virtual analyst and investor conference in June 2021, in which we reviewed our business strategy and long-term strategic and financial objectives. Topics included, but were not limited to, understanding our business model, growth strategy and vision, platform development, addressable markets and positioning, financial framework and performance, company culture, leadership, and other ESG topics. These discussions and the resulting feedback our management team receives help ensure that our Board’s decisions are informed by stockholder objectives.
•Clawback: Under the terms of our equity award agreements, if a participant has engaged in or engages in certain detrimental activities, then the Compensation Committee may take actions to recoup the award, including canceling the award or requiring the participant to forfeit any gain realized on the disposition of any shares of common stock received in settlement of the award, and repay such gain to the Company. In addition, if the Participant receives any amount in excess of what the Participant should have received under the terms of the award agreement for any reason (including without limitation by reason of a financial restatement, mistake or as required by law), then the participant is required to repay any excess amount to the Company.

Board Leadership Structure
Our Board of Directors is led by Mr. Schuck, our Chairman of the Board and Chief Executive Officer. The Board maintains the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight. By combining the role of Chairman and Chief Executive Officer in Mr. Schuck, one of our Founders, we have ensured that the Chairman of the Board has a unique understanding of our Company as well as ongoing executive responsibility for the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance stockholder value. In addition, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the Chief Executive Officer to effectively communicate the Board’s view to management.
Our Corporate Governance Guidelines provide that whenever the Chairman of our Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” the independent directors may, but are not obligated to, elect from among themselves a Lead Director. The independent directors have not elected a Lead Director at this time.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2021 included Todd Crockett, Patrick McCarter and D. Randall Winn. None of the members of our Compensation Committee during 2021 has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Board Diversity Matrix
The following table sets forth Board level diversity statistics based on self-identification of members of our Board as of March 15, 2022.

Board Diversity Matrix as of March 15, 2022
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	8	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	7	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at each regularly scheduled Board meeting (and in any event at least twice per year), the independent directors meet in a private session that excludes management and any non-independent directors.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including each of the committees of the Board, or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, at 805 Broadway Street, Suite 900, Vancouver, Washington 98660, who will forward such communication to the appropriate party.
Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s committees and the number of meetings held by each committee during the year ended December 31, 2022.

Name	Audit Committee(1)	Compensation Committee(2)	Nominating and Corporate Governance Committee	Privacy, Security and Technology Committee(3)
Todd Crockett		X	X
Mitesh Dhruv	Chair
Keith Enright	X			Chair
Ashley Evans		X	Chair	X
Mark Mader	X
Patrick McCarter		X
Jason Mironov				X
Henry Schuck
Randall Winn		Chair		X
Number of meetings held in 2021:	4	2	1	4
(1) Until March 15, 2022, the Audit Committee consisted of Messrs. Dhruv (Chair), Mader and Winn. Effective March 15, 2022, Mr. Enright replaced Mr. Winn as a member of the Audit Committee.
(2) Ms. Evans became a member of the Compensation Committee effective March 15, 2022.
(3) Until March 15, 2022, the Privacy, Security and Technology Committee consisted of Mr. Enright (Chair), Ms. Evans, and Messrs. Mironov and Schuck. Effective March 15, 2022, Mr. Winn replaced Mr. Schuck as a member of the Privacy, Security and Technology Committee.

Directors are encouraged to attend our annual meetings of stockholders. All of our then-serving directors attended the annual meeting of stockholders in 2021. During the year ended December 31, 2022, the Board held seven meetings. In 2021, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which he or she served as a member of the Board or such committee.
Audit Committee
Our Audit Committee consists of Messrs. Dhruv, Enright, and Mader, with Mr. Dhruv serving as chair. All members of the Audit Committee, including Mr. Winn, who served on the Audit Committee until March 15, 2022, have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that Mr. Dhruv qualifies as an audit committee financial expert as defined by applicable Securities and Exchange Commission (“SEC”) regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance: Governance Highlights: Committee Charters: Audit Committee Charter, and include providing assistance to the Board with respect to its oversight of the following:

•	the quality and integrity of the Company’s financial statements, including oversight of the Company’s financial reporting processes and financial statement audits;

•	our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;

•	the independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function; and

•	risk assessment and management, particularly with respect to financial risk exposure.
The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.
The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.
Compensation Committee
Our Compensation Committee consists of Ms. Evans and Messrs. Crockett, McCarter and Winn, with Mr. Winn serving as chair. All members of the Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and compensation committees in particular.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance: Governance Highlights: Committee Charters: Compensation Committee Charter, and include the following:

•	establishing and reviewing of the overall compensation philosophy of the Company;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating our CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determining and approving, or making recommendations to the Board of Directors with respect to, our CEO’s compensation level based on such evaluation;

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;

•	reviewing and recommending the compensation of our directors;

•	reviewing and making recommendations with respect to our equity compensation plans; and

•	monitoring our regulatory compliance with respect to compensation matters.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to persons other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with the plan and the laws of our state of incorporation. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mr. Crockett and Ms. Evans, with Ms. Evans serving as chair. All members of the Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general.
The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance: Governance Highlights: Committee Charters: Nominating and Corporate Governance Committee Charter, and include providing assistance to the Board with respect to the following:

•	identifying individuals qualified to become directors, consistent with the criteria approved by the Board, from time to time, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and assisting the Board in complying with them;

•	overseeing the evaluation of the Board and management;

•	recommending to the Board the members of the Board to serve on the various committees of the Board and evaluating the functions and performance of such committees; and

•	otherwise taking a leadership role in shaping the corporate governance of the Company.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.
Privacy, Security and Technology Committee
Our Privacy, Security and Technology Committee consists of Ms. Evans and Messrs. Enright, Mironov and Winn, with Mr. Enright serving as chair. The purpose and responsibilities of the Privacy, Security and Technology Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance: Governance Highlights: Committee Charters: Privacy, Security and Technology Committee Charter, and include reviewing and discussing with Company management the Company’s major risk exposures relating to privacy, cybersecurity, and technology, and the steps the Company takes to detect, monitor, and actively manage such exposures.
The charter of the Privacy, Security and Technology Committee permits the committee to delegate any or all of its authority to one or more subcommittees consisting of one or more independent members. In addition, the Privacy, Security and Technology Committee has the authority under its charter to retain external consultants and other advisors as it deems appropriate to support its work.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Privacy, Security and Technology Committee charters, and other corporate governance information are available on our website at ir.zoominfo.com under Governance. Any stockholder also may request them in print, without charge, by contacting the Secretary of ZoomInfo Technologies Inc., at 805 Broadway Street, Suite 900, Vancouver, Washington 98660.
Code of Business Conduct and Ethics
We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our Chairman and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other senior officers. The Code of Business Conduct & Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct and Ethics may be found on our website at ir.zoominfo.com under Governance: Governance Highlights: Governance Documents: Code of Business Conduct and Ethics.
We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.
Oversight of Risk Management
The Board has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly, including as it relates to ESG risk exposures, and through its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Privacy, Security and Technology Committee, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative and financial controls, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses significant areas of our business and related risks and summarizes for the Board areas of risk and any mitigating factors. The Privacy, Security and Technology Committee, represents the Board by periodically reviewing and discussing with Company management the Company’s major risk exposures relating to privacy, cybersecurity, and technology, and the steps the Company takes to detect, monitor, and actively manage such exposures. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management.

Anti-Hedging Policy
The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-set trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and employees (including officers) from trading in options, warrants, puts and calls or similar instruments on the Company’s securities or selling such securities short. In addition, directors and employees (including officers) are prohibited from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Director Compensation in Fiscal 2021
The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Todd Crockett	—	—	—
Mitesh Dhruv	70,000	200,014	270,014
Keith Enright	65,000	200,014	265,014
Ashley Evans	—	—	—
Mark Mader	60,000	200,014	260,014
Patrick McCarter	—	—	—
Jason Mironov	—	—	—
D. Randall Winn	—	—	—
__________________
(1)Represents the aggregate grant date fair value of restricted stock units granted during 2021 computed in accordance with Topic 718 without taking into account estimated forfeitures. The assumptions used in the valuation are discussed in Note 16: “Equity-based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2021 10-K. The aggregate number of restricted stock units outstanding as of December 31, 2022 for our non-employee directors who received compensation was as follows: 12,341 for Mr. Dhruv, 6,946 for Mr. Enright and 8,056 for Mr. Mader.
Board and Committee Fees in 2022
For 2022, each of Messrs. Dhruv, Enright, and Mader was entitled to receive $50,000 annually as a cash retainer for their board service, with additional annual cash retainers of (i) $20,000 for Mr. Dhruv for his service as the chair of the audit committee; (ii) $10,000 for Mr. Mader for his service as a member of the Audit Committee and (iii) $15,000 for Mr. Enright for his service as chair of the Privacy, Security and Technology Committee.
Since the time of our IPO, each non-employee director has been eligible to receive, and each non-employee director (other than the directors nominated pursuant to stockholders agreement) is expected to continue to receive each year, an annual restricted stock unit grant with a value of $200,000, with each such annual grant to vest in full on the earlier of (x) the first anniversary of the vesting commencement date and (y) the date of the Company’s first regular annual meeting of stockholders held after the grant date.
Additionally, all of our directors will continue to be reimbursed for their reasonable out-of-pocket expenses related to their board service.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2022.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted “FOR” the ratification of the selection of KPMG LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the 2022 financial statements, we entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company.
The following table summarizes fees for professional services rendered by our independent registered public accounting firm, KPMG LLP for the audits of our annual consolidated financial statements for the years ended December 31, 2022 and 2020:

	2021	2020
Audit fees(1)	$2,345,799	$1,129,944
Audit-related fees(2)	—	1,929,105
Tax fees(3)	813,528	2,513,924
All other fees	—	—
Total:	$3,159,327	$5,572,973

(1)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, reviews of financial statements, comfort letters and other services related to SEC matters. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)	Includes fees billed for services performed that are related to the Company’s SEC filings (including costs relating to preparation of the Company’s registration statement filings) and other research and consultation services.
(3)	Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.
All of the services shown in this table were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG LLP’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Mitesh Dhruv, Chair
Mark Mader
D. Randall Winn

PROPOSAL NO. 3—ADVISORY VOTE ON FREQUENCY OF ADVISORY NON-BINDING VOTES ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Beginning with our annual meeting of stockholders in 2023, as required by Section 14A of the Exchange Act, we will provide our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers. We are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the frequency at which we should conduct non-binding advisory stockholder votes on the compensation of our named executive officers. Stockholders may vote to conduct the non-binding advisory vote on named executive officer compensation every year, every two years or every three years, or may abstain from voting.
Advisory Vote on Frequency of Advisory Non-Binding Vote on Compensation of Named Executive Officers
Our Board recommends that the advisory non-binding vote on named executive officer compensation should be conducted every year so that our stockholders may provide us with more frequent feedback on our compensation philosophy, policies and practices, as disclosed in our proxy statement, each year. This determination was based upon the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by our Compensation Committee and that the measures that are used in determining performance-based award achievements are annual measures, although we look to both short-term and long-term business outcomes. The Compensation Committee, which administers our executive compensation program, values the opinions expressed by our stockholders in these advisory votes and will consider the outcome of these votes in making its decisions on named executive officer compensation, along with other relevant factors.
Because this vote is advisory in nature and will not be binding on us, the Compensation Committee, or the Board, our Compensation Committee and the Board may decide that it is in the best interests of our stockholders and the company to hold an advisory non-binding vote on executive compensation more or less frequently than the option approved by our stockholders. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote in making a determination on the frequency at which advisory votes on named executive officer compensation will be conducted.
Vote Required
The frequency that receives the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal will be the frequency recommended by stockholders. If no frequency receives the foregoing vote, then we will consider the option of ONE YEAR, TWO YEARS, or THREE YEARS that receives the highest number of votes cast to be the frequency recommended by stockholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A FREQUENCY OF EVERY “ONE YEAR” FOR THE NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4—ADMINISTRATIVE AMENDMENTS TO GOVERNING DOCUMENTS RELATED TO OUR REORGANIZATION
Background on Our Recent Reorganization
On October 29, 2021, ZoomInfo Intermediate Inc. (formerly known as ZoomInfo Technologies Inc.) (“Old ZoomInfo”) implemented a series of internal reorganizational steps (the “Reorganization”) that resulted in (a) the Company becoming the direct parent company of Old ZoomInfo and replacing Old ZoomInfo as the public company trading on the Nasdaq Global Select Market and (b) the Company directly and indirectly wholly owning ZoomInfo Holdings LLC (“ZoomInfo OpCo”).
As part of the Reorganization and pursuant to an Agreement and Plan of Merger (the “PubCo Merger Agreement”) among Old ZoomInfo, the Company and ZoomInfo Merger Sub 1 Inc., which was a wholly owned subsidiary of the Company (“Merger Sub 1”), Merger Sub 1 merged (the “PubCo Merger”) with and into Old ZoomInfo in accordance with Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”). In accordance with the terms of the PubCo Merger Agreement each share of Old ZoomInfo’s Class A common stock (“Old ZoomInfo Class A Common Stock”) and Old ZoomInfo’s Class B common stock (“Old ZoomInfo Class B Common Stock”), in each case issued and outstanding immediately prior to the PubCo Merger, was automatically converted into one share of the Company’s Class A common stock (“Company Class A Common Stock”) and one share of the Company’s Class B common stock (“Company Class B Common Stock”), respectively, in each case, evidencing the same proportional interests in the Company and having the same par value, designation, rights, powers and preferences, and qualifications, limitations and restrictions as a share of the respective class of Old ZoomInfo’s common stock immediately prior to the PubCo Merger. As a result of the PubCo Merger, (a) Old ZoomInfo’s stockholders automatically became stockholders of the Company, on a one-for-one basis, with the same number and ownership percentage of shares of the same class as they held in Old ZoomInfo immediately prior to the PubCo Merger, (b) Old ZoomInfo changed its name to “Zoom Intermediate Inc. and became a wholly owned subsidiary of the Company and (c) the Company amended its name to “ZoomInfo Technologies Inc.”
Immediately after the PubCo Merger and as part of the Reorganization, pursuant to a separate Agreement and Plan of Merger (the “OpCo Merger Agreement”) among the Company, ZoomInfo Holdings LLC (“ZoomInfo OpCo”), and ZoomInfo Merger Sub 2 LLC, which was a wholly-owned subsidiary of the Company (“Merger Sub 2”), Merger Sub 2 merged (the “OpCo Merger”) with and into ZoomInfo OpCo. In connection with the OpCo Merger, (i) each outstanding ZoomInfo OpCo Class A Common Unit, Class P Unit and LTIP Unit (each as defined in the limited liability company agreement of ZoomInfo OpCo) was automatically converted into the number of shares of Company Class A Common Stock equal to the number of shares of Old ZoomInfo Class A Common Stock such unit was exchangeable for under the limited liability company agreement of ZoomInfo OpCo and (ii) all outstanding shares of Company Class B Common Stock were transferred to the Company and cancelled.
Prior to the completion of the Reorganization, all issued and outstanding shares of Old ZoomInfo’s Class C common stock, par value $0.01 per share, were converted into equal number of shares of Old ZoomInfo Class A Common Stock by the holders thereof pursuant to the terms of the certificate of incorporation of Old ZoomInfo then in effect.
Therefore, the Company now has only one class of common stock outstanding—i.e. the Company Class A Common Stock.

Proposal No. 4A−Amend Provisions Relating to Our Classes of Common Stock
General
As a result of the Reorganization, the Company has only one class of common stock outstanding—i.e. the Company Class A Common Stock. Accordingly, at the Annual Meeting, our stockholders will be asked to approve the Second Amended and Restated Certificate of Incorporation (as proposed to be amended and restated, the “Second Amended and Restated Certificate of Incorporation”) to (i) delete provisions no longer applicable following the cancellation of all outstanding shares of our former Class B common stock and the conversion of all outstanding shares of our former Class C common stock for shares of Class A common stock; and (ii) to rename the Company Class A Common Stock as the “Common Stock,” as described below.
Our Board of Directors believes that amending and restating the Amended and Restated Certificate of Incorporation to provide for a single class of Common Stock is in the best interest of stockholders, simplifies our Amended and Restated Certificate of Incorporation and furthers the Company’s commitment to effective corporate governance. Accordingly, on March 15, 2022, our Board of Directors approved and declared advisable the Second Amended and Restated Certificate of Incorporation.
Changes in the Amended and Restated Certificate of Incorporation
Currently under our Amended and Restated Certificate of Incorporation, the Company is authorized to issue 3,500,000,000 shares of common stock, divided into four classes as follows: (i) 200,000,000 shares of Preferred Stock, par value of $0.01 per share; (ii) 2,500,000,000 shares of Company Class A Common Stock; (iii) 500,000,000 shares of Company Class B Common Stock and (iv) 300,000,000 shares of the Company’s Class C common stock, par value of $0.01 per share (“Company Class C Common Stock”). The Amended and Restated Certificate of Incorporation also entitles holders of shares of Company Class B Common Stock and Company Class C common stock ten votes for each such share on all matters on which stockholders are entitled to vote generally. The Amended and Restated Certificate of Incorporation also provides for (a) the exchange of shares of Company Class B Common Stock (along with the paired Class A Common Unit or Class P Unit) for shares of Company Class A Common Stock, and (b) the conversion of shares of Company Class C Common Stock into shares of Company Class A Common Stock, in each case subject to the terms therein. As there are no longer any shares of Company Class B Common Stock and Company Class C Common Stock outstanding, we are seeking stockholder approval to:
•delete provisions relating to our former Company Class B Common Stock and Company Class C Common Stock, which are no longer applicable following the Reorganization; and
•rename our remaining class of common stock, i.e., the Class A common stock, as the “Common Stock.”
We are not seeking to increase the number of shares of common stock or preferred stock authorized for issuance under the Amended and Restated Certificate of Incorporation, although all of the authorized shares formerly allocated to the Company Class B Common Stock and the Company Class C Common Stock will now be part of the Common Stock which the Company will be authorized to issue.
If stockholders approve the Second Amended and Restated Certificate of Incorporation, the Company will be authorized to issue 3,300,000,000 shares of Common Stock and 200,000,000 shares of preferred stock, consistent with the existing authorized capital in our Amended and Restated Certificate of Incorporation.
Appendix A to this Proxy Statement shows the proposed changes to the Amended and Restated Certificate of Incorporation to reflect the elimination of our former Class B common stock and Class C common stock, and to rename our Class A common stock as the “Common Stock.” The above description of this Proposal No. 4A is qualified in its entirety by the actual text of the proposed Second Amended and Restated Certificate of Incorporation, as set forth in Appendix A.

Effective Date and Vote Required
If this Proposal No. 4A is approved by the requisite vote of our stockholders at the Annual Meeting, the Second Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware and become effective promptly following the Annual Meeting. As required by Delaware law, if this Proposal No. 4A is not approved by the requisite vote of our stockholders at the Annual Meeting, the Second Amended and Restated Certificate of Incorporation will not become effective.
This Proposal No. 4A requires the approval by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on this proposal. Abstentions or other failure to vote will have the effect of a vote against this proposal. Brokers may vote shares with respect to this proposal in the absence of client instructions and, thus, there will be no broker non-votes with respect to this proposal.
This Proposal No. 4A is separate from, and is not conditioned on, the approval of Proposal No. 4B (Remove Pass-Through Voting Provision from the Old ZoomInfo Charter). Your vote on Proposal No. 4B does not affect your vote on Proposal No. 4A. You can vote FOR or AGAINST, or ABSTAIN from voting, on either of these proposals.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX A HERETO.

Proposal No. 4B−Remove Pass-Through Voting Provision from the Old ZoomInfo Charter
General
As required by Section 251(g) of the DGCL and in connection with the PubCo Merger, Old ZoomInfo’s Amended and Restated Certificate of Incorporation was amended and restated (as so amended and restated, the “Old ZoomInfo Charter”). The Old ZoomInfo Charter provides that all acts or transactions involving Old ZoomInfo (other than the election or removal of directors) that, if taken immediately prior to the effective time of the PubCo Merger, would have required the approval of the stockholders of Old ZoomInfo under the DGCL or the certificate of incorporation or bylaws of Old ZoomInfo then in effect , will also require the approval of the Company’s stockholders by the same vote as would have been required immediately prior to the effective time of the PubCo Merger (the “Pass-Through Voting Provision”). Accordingly, the Pass-Through Voting Provision peculiarly gives the Company’s stockholders direct voting rights with respect to matters affecting its subsidiary—Old ZoomInfo—that would otherwise only require the approval of the Company as Old ZoomInfo’s sole stockholder. Absent a provision like the Pass-Through Voting Provision, there is no general requirement under Delaware law that stockholders of a parent entity be given the right to vote on transactions involving the parent entity’s wholly owned subsidiaries.
Our Board of Directors seeks approval from the Company’s stockholders to amend the Old ZoomInfo Charter to remove the Pass-Through Voting Provision. Among other things, the elimination of the Pass-Through Voting Provision would allow the Company, as Old ZoomInfo’s sole stockholder, to approve certain corporate acts relating to Old ZoomInfo without the additional approval of the Company’s stockholders. The Pass-Through Voting Provision, which will be removed from the Old ZoomInfo Charter if the proposed amendment is approved, reads as follows:
Any act or transaction by or involving the corporation, other than the election or removal of directors of the corporation, that, if taken by the corporation immediately prior to the effective time of the merger of ZoomInfo Merger Sub 1 Inc. with and into the corporation (the “Merger Effective Time”), would have required, for its adoption under the General Corporation Law of the State of Delaware or under the certificate of incorporation or bylaws of the corporation immediately prior to Merger Effective Time, the approval of the stockholders of the corporation, shall, pursuant to Section 251(g)(7)(A) of the General Corporation Law of the State of Delaware, require, in addition to approval of the stockholders of the corporation, the approval of the stockholders of ZoomInfo NewCo Inc., a Delaware corporation (or any successor by merger), by the same vote as would have been required by the General Corporation Law of the State of Delaware and/or by the certificate of incorporation or bylaws of the corporation immediately prior to the Merger Effective Time.
A complete copy of the proposed amendment (the “Old ZoomInfo Charter Amendment”) is attached to this Proxy Statement as Appendix B.
Reasons for the Old ZoomInfo Charter Amendment
The Reorganization was implemented to streamline Old ZoomInfo’s corporate structure and governance by eliminating Old ZoomInfo’s umbrella partnership-C corporation (“UP-C”) structure and to move to a single-class common stock capital structure.
The removal of the Pass-Through Voting Provision will put the Company in the same position as substantially all other public holding companies that operate through multiple subsidiaries. Under Delaware law, certain acts, such as a change in domicile, the conversion of a wholly owned subsidiary from a corporation into a limited liability company, a merger involving the wholly owned subsidiary or an amendment to the certificate of incorporation of the subsidiary would require the approval of the parent corporation as the sole stockholder of the subsidiary, and would not normally require a vote of the stockholders of the parent corporation. It is uncommon for the stockholders of such public holding companies to have direct voting rights as to matters that affect only subsidiaries of the holding company. By removing this requirement, the Company will gain the flexibility and efficiency currently realized by nearly all other companies that operate under the same, or similar, structures.
Obtaining the approval of the stockholders of a public corporation would significantly delay Old ZoomInfo’s ability to complete certain actions and increase their costs, including through scheduling a vote of the Company’s stockholders at a regular annual meeting or at a special meeting. To avoid such delays and costs, and to provide maximum flexibility and efficiency under the Company’s new holding company structure, the Company proposes to remove the Pass-Through Voting Provision from the Old ZoomInfo Charter. Following the removal of the Pass-Through Voting Provision from the Old ZoomInfo Charter, stockholders of the Company would continue to have the voting rights typically provided to stockholders of a public holding company by Delaware law.
No Real Impact on Stockholder Rights
Removing the Pass-Through Voting Provision from the Old ZoomInfo Charter would have no effect on the right of stockholders of the Company to vote on matters relating to the Company, such as a merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets, or any other acts or transactions requiring the approval of the Company’s stockholders under applicable law. If the proposed amendment is approved by the Company’s stockholders and effected, then the Pass-Through Voting Provision would be removed from the Old ZoomInfo Charter, and the Company would no longer be required to undertake the burdensome step of obtaining the additional approval of the Company’s stockholders for acts or transactions by or involving Old ZoomInfo as is currently required by the Pass-Through Voting Provision.
Effective Date and Vote Required
If this Proposal No. 4B is approved by the requisite vote of our stockholders at the Annual Meeting, the Old ZoomInfo Charter Amendment will be filed with the Secretary of State of the State of Delaware and become effective promptly following the Annual Meeting. As required by Delaware law, if this Proposal No. 4B is not approved by the requisite vote of our stockholders at the Annual Meeting, the Old ZoomInfo Charter Amendment will not become effective.
This Proposal No. 4B requires the approval by the affirmative vote of the majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on this proposal. Abstentions or other failure to vote will have the effect of a vote against this proposal. In addition, broker non-votes will have the effect of a vote against this proposal.
This Proposal No. 4B is separate from, and is not conditioned on, the approval of Proposal No. 4A (Amend Provisions Relating to our Classes of Common Stock). Your vote on Proposal No. 4A does not affect your vote on Proposal No. 4B. You can vote FOR or AGAINST, or ABSTAIN from voting on, either of these proposals.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE OLD ZOOMINFO CHARTER AMENDMENT AS DESCRIBED ABOVE AND AS SET FORTH IN APPENDIX B HERETO.

EXECUTIVE OFFICERS OF THE COMPANY
The following table presents summary information regarding each of our executive officers, including: our Chief Executive Officer, Henry Schuck; our Chief Financial Officer, Cameron Hyzer; our President and Chief Operating Officer, Chris Hays; and our President, Israel and Chief Technology Officer, Nir Keren. They were the only executive officers of the Company during 2021. We refer to them as our “Named Executive Officers” or “NEOs.” Our Named Executive Officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or Named Executive Officers.

Name	Age	Principal occupation and other information
Henry Schuck	38
Mr. Schuck has served as Chief Executive Officer, Chairman of the Board and a director of ZoomInfo Technologies Inc. since its formation in November 2019 and served as Chief Executive Officer and a director of ZoomInfo Holdings LLC (formerly known as DiscoverOrg Holdings, LLC) since founding it in 2007. Prior to founding ZoomInfo Holdings LLC, Mr. Schuck was VP of Research & Marketing at iProfile, a sales intelligence firm focused on the IT market. Mr. Schuck is a cum laude graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration and a B.S. in Hospitality Management and holds a J.D., cum laude, from The Ohio State University Moritz College of Law.

Cameron Hyzer	47	Mr. Hyzer has served as Chief Financial Officer of ZoomInfo Holdings LLC since 2018 and as Chief Financial Officer of ZoomInfo Technologies Inc. since its formation in November 2019. Prior to joining ZoomInfo Holdings LLC, Mr. Hyzer served as the Chief Financial Officer and an Executive Managing Director of Eze Software Group LLC, a global provider of order management and investment technology to hedge funds and asset managers, from 2013 to 2018 through its sale to SS&C Technologies, Inc. Prior to that, Mr. Hyzer served as Managing Director, Controller and Treasurer of ConvergEx Group, a provider of global agency brokerage and investment technology, from 2007 to 2013 and Vice President of Finance at Eze Castle Software from 2005 to 2007. Earlier in his career, Mr. Hyzer served in executive and financial roles at other software and information companies, including Thomson Financial and Cramer Systems, and started his career in investment banking and private equity at Broadview International LLC and Broadview Capital Partners, LLC. Mr. Hyzer holds a B.S. in Economics from the University of Pennsylvania Wharton School and a B.S. in Electrical Engineering from the University of Pennsylvania School of Engineering and Applied Science. Mr. Hyzer is also a CFA® charterholder.
Chris Hays	51	Mr. Hays has served as our President and Chief Operating Officer since July 2021 and as our Chief Operating Officer since February 2021. Prior to that, he served as Chief Revenue Officer of ZoomInfo Holdings LLC since February 2019 and as Chief Revenue Officer of ZoomInfo Technologies Inc. since its formation in November 2019. From 2016 to 2019, Mr. Hays served as Senior Director of Sales & Marketing Operations, VP of Sales Operations and Chief Operating Officer of ZoomInfo Holdings LLC. Prior to joining ZoomInfo OpCo, Mr. Hays co-founded Inside Sales Team, a provider of sales software and lead management, in 2008 and served as Head of Revenue Operations from 2008 to 2015. Prior to founding Inside Sales Team, Mr. Hays served as Director of Services Revenue at Avaya, a company specializing in business communications and services, from 2000 to 2008 and as Enterprise Sales representative of Lucent from 1995 to 2000. Mr. Hays holds a B.A. from the State University of New York Albany.
Nir Keren	36	Mr. Keren has served as Chief Technology Officer of ZoomInfo Technologies Inc. since 2020, ZoomInfo Holdings LLC since 2019, and at Zoom Information Inc. since 2015. In July 2021, he was promoted to President, Israel, and Chief Technology Officer of ZoomInfo Technologies Inc. Prior to joining Zoom Information Inc., Mr. Keren founded and served as Chief Technology Officer of adSAP, a company specializing in algorithms for Ad Tech, from 2015 to 2016. Prior to founding adSAP, Mr. Keren founded and served as Chief Technology Officer of ONDiGO, a modern-day mobile CRM, from 2012 to 2015. Prior to founding ONDiGO, Mr. Keren was an embedded software engineer for Ceragon Networks in Tel Aviv from 2010 to 2012. Mr. Keren holds a B.Sc. in Electrical and Computer Engineering from Ben-Gurion University.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
We became a public company in June 2020, and we filed our proxy statement in 2021 under the reduced reporting rules applicable to emerging growth companies. As of January 1, 2022, we ceased to be an emerging growth company and, therefore, this Proxy Statement includes additional detail regarding executive compensation that was previously not required, including (i) this executive compensation discussion and analysis, (ii) additional executive compensation tables below under “Executive Compensation Tables” that provide disclosure on grants of plan-based awards, award exercises, and potential payments upon termination or change in control, and (iii) an advisory vote on the preferred frequency of non-binding advisory stockholder votes on the compensation of our named executive officers, which is included as Proposal No. 3 in this Proxy Statement.
This compensation discussion and analysis describes our compensation philosophy, objectives, and program structure for our Named Executive Officers listed below. It also analyzes how and why our Compensation Committee arrived at specific compensation decisions during 2021 for our Named Executive Officers.
Our only executive officers during 2021 are listed in the table below.

Name	Position
Henry Schuck	Chief Executive Officer
Cameron Hyzer	Chief Financial Officer
Chris Hays	President and Chief Operating Officer
Nir Keren	President, Israel, and Chief Technology Officer
Executive Compensation Objectives and Philosophy
We operate in a highly competitive and rapidly evolving business environment. We must actively compete with other companies in attracting and retaining a world class, skilled executive management team, particularly in our technology sector, where there are a number of rapidly expanding software and other technology companies competing for a pool of highly qualified candidates. Our executive compensation program is designed to attract, motivate, incentivize and retain talented and seasoned technology leaders to grow our business and enable its success. To that end, we believe that executive compensation should:
•Reinforce desired behaviors, with a strong linkage between pay and performance;
•Align our named executive officers’ interests with the long-term interests of our stockholders with a focus on performance that drives value creation for our stockholders;
•Be externally competitive and internally fair;
•Support the Company’s structure, values, and culture;
•Support and reinforce strong governance practices and organizational accountability; and
•Adhere to principles of fiscal responsibility.
We have implemented compensation practices designed to motivate our employees, including our NEOs, to pursue our corporate objectives while incentivizing them to create long-term value for our stockholders. Our executive compensation program combines short-term and long-term components, including salary, annual cash-based incentive awards, and longer-term equity awards. While challenging to achieve, we believe we have found the proper mix of incentives that attracts, motivates and retains each NEO.
Our Compensation Committee regularly reviews and, if appropriate, adjusts our executive compensation program to match the size, scale, growth and other components of our business. Because our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.

2021 Business Highlights
Our fiscal year 2021 business highlights included:
•Revenue of $747.2 million, an increase of 57% year-over-year.
•Operating income of $113.3 million and adjusted operating income of $306.6 million.
•GAAP operating income margin of 15% and adjusted operating income margin of 41%.
•Cash flow from operations of $299.4 million, and unlevered free cash flow of $347.0 million.
•Elimination of the UP-C corporate structure resulting in a single class of outstanding common stock, with one vote per share.
•Annual net revenue retention rate for 2021 of 116%, as compared to 108% for 2020.1
•Closed the year with 1,452 customers with $100,000 or greater in annual contract value.
Please see Appendix C for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.
Executive Compensation Policies and Practices
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
☑ Emphasize long-term equity incentives	☒ No guaranteed “single-trigger” change in control payments
☑ Tie performance cash incentive opportunities to well-defined business objectives	☒ No tax reimbursement or tax gross-ups on severance or change in control payments
☑ Provide transparent disclosure of performance incentive targets and payout structure	☒ No special executive welfare or health benefits, or retirement plans not available to our employees generally
☑ Structure equity award acceleration linked to a change in control for post-IPO grants as “double triggered” requiring both a change in control and involuntary termination for accelerated vesting to apply	☒ No guaranteed compensation increases
☑ Provide for clawback of awards in the event of fraud, conduct contributing to a financial restatement or irregularity or other detrimental activities	☒ No hedging of our stock
☑ Assess risks of our executive compensation program	☒ No pledging of our stock
☑ Maintain a Compensation Committee comprised entirely of independent directors	☒ No strict benchmarking of compensation to a specific percentile or our peer group
☑ Retain an independent compensation advisor
1 Net revenue retention is an annual metric that calculated based on customers that were contracted for services at the beginning of the year, or, for those that became customers through an acquisition, at the time of acquisition. Net revenue retention is calculated as: (a) the annual contract value (“ACV”) for those customers at the end of the year divided by (b) the Company’s ACV at the beginning of the year plus the ACV of acquired companies at the time of acquisition.

Compensation Process
Role of Our Compensation Committee, Management and the Board
The Compensation Committee is appointed by our Board of Directors to assist with the Board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.
The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. The Compensation Committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board of Directors approval, the principal components of compensation (base salary, cash performance incentives, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. Since our IPO, our Compensation Committee and, in certain circumstances, our full Board, has been responsible for making all executive compensation determinations. The Compensation Committee does not delegate authority to approve executive officer compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board of Directors meetings. Mr. Schuck, as our Chief Executive Officer, works closely with the Compensation Committee in managing the executive compensation program and attends some meetings of the Compensation Committee. He does not participate in the determination of his own compensation and is not present during decisions regarding his compensation.
Role of Compensation Consultant
In 2021, the Compensation Committee retained Compensia, Inc. (“Compensia”) to advise the Compensation Committee with respect to executive officer compensation. In addition, Compensia previously advised the Compensation Committee with respect to our post-IPO equity compensation program design, the design of our potential employee stock purchase plan, severance and change in control terms, and our company-wide equity strategy. Compensia does not provide any services to the Company other than advising on executive officer and non-employee director compensation. The Compensation Committee has determined that Compensia is independent from management and that Compensia’s work has not raised any conflicts of interest.
Benchmarking and Peer Group
In connection with our IPO, the Compensation Committee, in consultation with Compensia, conducted a peer group review and examined the following general criteria in order to support its recommendation: (i) U.S. headquartered companies; (ii) industry focus in the software or business services industry; (iii) financial scope reflecting companies of similar size and scale, including factors such as market cap, operating income and revenue; and (iv) compound annual revenue growth and other factors reflecting companies with a similar growth profile or stage of development. Based on Compensia’s review and recommendations, the Compensation Committee approved the following list of companies as an appropriate peer group for benchmarking executive compensation, and making compensation decisions (the “Peer Group”):

ACI Worldwide	CoStar Group	HubSpot	Paylocity Holding
Alteryx	Coupa Software	j2 Global	SolarWinds
ANSYS	Crowdstrike Holdings	MarketAxess Holdings	The Trade Desk
Aspen Technology	Datadog	Morningstar	Tradeweb Markets
Ceridian HCM Holding	Fair Isaac	MSCI	Tyler Technologies
		Paycom Software	Zoom Video Communications
The Compensation Committee considered the Peer Group when making compensation decisions in 2021 and determined that target total direct compensation and target annual and long-term incentive compensation were within a competitive range for the each NEO, except in the case of Mr. Schuck, who declined to receive any equity awards in 2021. See “- Long-Term Equity Compensation” below. This determination took into account the base salary increases, cash bonus targets, and equity awards for each NEO described below.
The Compensation Committee intends to continue to strive to provide compensation opportunities that generally align each NEO’s target total direct compensation within a competitive range of the market median and expects that a significant portion of each NEOs total compensation package will continue to be focused on rewarding long-term future performance through a combination of at-risk cash and long-term equity incentive awards.
Components of our Compensation Program and 2021 Compensation
2021 Executive Compensation Components
Our executive compensation program consists of the following primary components:
•Base salary;
•Cash-based incentive awards;
•Long-term equity compensation; and
•Severance and change in control-related payments and benefits.
We also provide our NEOs with comprehensive employee benefit programs such as medical, dental and vision insurance, a 401(k) plan, life and disability insurance, flexible spending accounts and other plans and programs made available to our eligible employees.
We believe all these elements provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOs on the achievement of both our short-term and long-term objectives and aligns the interests of our NEOs with those of our stockholders. Our 2021 executive compensation program reflected our ongoing transition from a late-stage private company to a publicly traded company as we continued to emphasize long-term equity compensation as the most significant component of each Named Executive Officer’s compensation. The charts below show the pay mix of our CEO and other NEOs and the components of their pay for 2021, specifically the base salary and cash bonus amounts earned and the grant date fair value of equity awards granted in 2021.
Base Salary
We provide each NEO with a base salary for the services that the NEO performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries may be increased based on the individual performance of the NEO, company performance, any change in the NEO’s position within our business, the scope of the NEO’s responsibilities and any changes thereto. Base salaries may also be increased under the terms of an NEO’s employment agreement, but in the case of Mr. Schuck, such salary may not be decreased below $512,000 without his consent. Base salaries typically reflect each NEO’s experience, skills, knowledge and responsibilities, although market data may also play a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our NEOs are reviewed on an annual basis by the Compensation Committee based on our compensation philosophy and objectives.

Effective April 1, 2021, the Compensation Committee increased the base salaries for certain of our NEOs to reflect each individual’s responsibilities and performance and to bring their base salaries to more competitive levels. The table below sets forth the annual base salaries for our NEOs for 2021:

Name	2020 Base Salary	2021 Base Salary	Percentage Increase from 2020 Base Salary
Henry Schuck(1)	$512,000	$547,840	7.0%
Cameron Hyzer	$500,000	$525,000	5.0%
Chris Hays	$360,000	$385,200	7.0%
Nir Keren	$410,000	$410,000	—%
________________
(1)Pursuant to the terms of his employment agreement, Mr. Schuck is entitled to a base salary of $512,000, which may be increased, but not decreased without his consent.
Annual Cash Incentive Awards
A key objective of our compensation philosophy is to tie a significant portion of each NEO’s compensation to our performance. To help accomplish this objective, we provide annual performance-based cash bonus incentive opportunities for our NEOs, which are earned based on our achievement against corporate performance objectives established at the beginning of the fiscal year.
The table below shows the target annual cash bonus opportunity for each NEO as a percentage of his or her base salary and as a corresponding dollar amount for 2021:

Name	2021 Target Cash Bonus as a Percentage of Salary	2021 Target Cash Bonus as a Dollar Amount	Percentage Increase from 2020 Target Bonus as a Dollar Amount
Henry Schuck	83%	$454,750	7.0%
Cameron Hyzer	60%	$315,000	5.0%
Chris Hays(1)	56%	$214,000	7.0%
Nir Keren	50%	$205,000	—%
________________
(1)Pursuant to the terms of his employment agreement, Mr. Hays was eligible to receive a target cash incentive bonus and a maximum cash incentive bonus of $1,000,000 upon achievement of personal performance goals.
2021 Cash Incentive Bonus Plan
At the beginning of 2021, our Board approved our annual operating plan, which included performance objectives that the Compensation Committee used to design an annual cash incentive bonus plan for our NEOs and other employees (the “2021 Cash Incentive Bonus Plan”). The Compensation Committee considered a number of factors in selecting the performance objectives applicable to our NEOs’ annual cash bonus opportunities, including performance objectives that tie to our business strategy and support our short-term and long-term plans to profitably grow our business. The Compensation Committee determined that two key performance metrics - net new annual recurring revenue (“Net New ARR”) and fiscal year adjusted operating income (“AOI”) - are aligned with the key drivers of success during this phase of our business growth.
Other than Mr. Hays, whose 2021 cash bonus opportunity was initially based 100% on Net New ARR, subject to adjustment by the Compensation Committee, each NEO’s 2021 cash bonus opportunity was based equally on Net New ARR and AOI and capped at 200% maximum achievement. Bonus achievement was approved at 146.4% for Net New ARR and 194.8% for AOI, for a blended total achievement of approximately 170.6% of target, then rounded down to the nearest percentage point. In January 2022, the Compensation Committee awarded Mr. Hays an additional cash bonus to align his total 2021 cash bonus payout with that of other NEOs, such that all NEOs received a payout at 170% of target, after rounding down.

The following charts present the bonus payout formula relative to the target bonus opportunity based on 2021 Net New ARR and AOI achievement. The Net New ARR metric was based on targeted Net New ARR of $297.7 million and the AOI metric was based on targeted AOI of $294.7 million.

Metric	Payout Formula Under 2021 Cash Incentive Bonus Plan	Weight	Achieved
Net New ARR(1)	At target: 100% payout, increased or decreased as follows: •If above target, increased by 1% per $0.85 million above target, up to 150% achievement, then increased by another 1% per additional $0.4 million above 150% achievement, up to 200% maximum •If below target, decreased by 1% per $0.85 million below target, down to 50% achievement, then decreased by an additional 1% per additional $0.4 million below 50% achievement threshold, down to 0%	50%	146%
AOI(2)	At target: 100% payout, increased or decreased as follows: •If above target, increased by 1% per $0.25 million above target, up to 150% achievement, then increased by another 1% per additional $0.1 million above 150% achievement, up to 200% maximum •If below target, decreased by 1% per $0.25 million below target, down to 50% achievement, then decreased by an additional 1% per additional $0.1 million below 50% achievement threshold, down to 0%	50%	195%
Total Blended Achievement(3)			170%
________________
(1)Net New ARR is calculated based on the difference between annual recurring revenue at the end of the year and the beginning of the year. The calculation is adjusted for any acquisitions made during the year, if applicable.
(2)AOI is defined as income from operations plus (i) impact of fair value adjustments to acquired unearned revenue, (ii) amortization of acquired technology and other acquired intangibles, (iii) equity-based compensation expense, (iv) restructuring and transaction-related expenses, and (v) integration costs and acquisition-related compensation. For purposes of our cash incentive bonus plan determination only, AOI achievement is also adjusted to exclude additional or reduced bonus driven by the cash incentive bonus plan relative to target bonuses. The calculation is also adjusted for any acquisitions made during the year, if applicable.
(3)Total blended achievement was rounded down to the nearest percentage point.

Net New ARR Payout Formula
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
$220m
$230m
$240m
$250m
$260m
$270m
$280m
$290m
$300m
$310m
$320m
$330m
$340m
$350m
$360m
$370m

AOI Payout Formula
200%
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
$270m
$275m
$280m
$285m
$290m
$295m
$300m
$305m
$310m
$315m
$320m

Mr. Hays was also eligible to receive an additional incentive award of $1 million upon achievement of a stretch goal relating to Net New ARR for 2021. Although the stretch goal was not 100% achieved, based on 97.6% achievement, and in recognition of Mr. Hays’ considerable efforts and substantial achievement of the goal during 2021, the Compensation Committee recommended, and effective March 1, 2022 our Board granted, $750,000 in RSUs to Mr. Hays vesting on June 1, 2022. Because this award was granted in 2022, it is not reflected in the “Summary Compensation” or other tables in the “Executive Compensation Tables” section below and will be reflected in our proxy statement next year.
Long-Term Equity Compensation
During 2021, we granted equity compensation to our executives in the form of restricted stock awards (“RSAs”) and restricted stock units (“RSU”). The RSAs were initially awarded as partnership units (“LTIP Units”) intended to qualify as “profit interests” in our primary operating company for federal income tax purposes. In connection with the reorganization transactions described under Proposal No. 4 below, each of those LTIP Units was automatically converted into shares of our Class A common stock as described in note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, subject to the original vesting conditions.
Mr. Schuck did not receive any long-term equity compensation in 2021. Instead, upon Mr. Schuck’s request, and with the approval of the Compensation Committee, the Company allocated additional equity awards to non-executive officer employees for recognition and retention purposes.
We granted RSAs (initially partnership units as described above) to Messrs. Hyzer and Hays effective March 1, 2021 as part of the annual executive compensation process. Mr. Keren received two RSU awards in 2021. The first grant, effective March 1, 2021, was part of the standard annual executive compensation process. Mr. Keren was awarded additional RSUs on July 23, 2021 in connection with his promotion to the role of President, Israel, in addition to his role as our Chief Technology Officer.
The Compensation Committee believes that RSAs and RSUs align our NEOs’ interests with those of our stockholders by providing a return directly in line with our stock price and minimize incentive for short-term risk-taking at the expense of realizing long-term value. RSAs and RSUs encourage retention through vesting over the recipient’s continued employment with us over a multi-year period, cover fewer shares than stock options, minimize dilution to stockholders, and are the predominant type of equity award utilized by the peer companies with whom we compete for talent.
The table below sets forth the equity award grants to our NEOs in 2021:

Name	Award Type	Approximate Grant Date Fair Value	Vesting Schedule
Cameron Hyzer	RSA(1)	$3,000,049	34% vesting 3/1/2023 66% vesting 3/1/2024
Chris Hays	RSA(1)	$6,700,010	100% vesting 3/1/2024
Nir Keren	RSU (Israel)	$5,000,029	40% vesting 3/1/2023 60% vesting 3/1/2024
	RSU (Israel)	$10,000,012	100% vesting 1/1/2023
________________
(1)These RSAs were initially awarded as partnership units (“LTIP Units”) intended to qualify as “profit interests” in our primary operating company, ZoomInfo Holdings LLC (formerly DiscoverOrg Holdings, LLC) for federal income tax purposes that, subject to certain conditions, including vesting, were convertible by the holder into units of the operating company. During the year ended December 31, 2021, we issued unvested RSAs in exchange for all unvested LTIP Units owned directly by employees of the Company. The exchanged RSAs remain subject to the same service vesting requirements of the original LTIP Units. Upon fulfillment of the original employment service conditions, the restrictions will be lifted and the RSAs will convert to unrestricted shares of our Class A common stock.

Severance and Change in Control Benefits
Our NEOs are provided certain protections in the event of their termination of employment under specified circumstances, including following a change in control of the Company, as described in more detail in “Potential Payments upon Termination or Change in Control” below. We believe that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. The chart below describes the material terms of these benefits for our NEOs, other than Mr. Keren.

Triggering Event(s)	Benefits
Employment is terminated without cause or NEO resigns for good reason in connection with a change in control
•A lump sum payment equal to 18 months (or 12 months, in the case of Mr. Hyzer) of NEO’s then-current base salary, plus 100% of NEO’s annual target cash bonus for the year of termination, less any amounts already paid for such year;
•Any earned but unpaid bonus for the prior fiscal year;
•In the case of Mr. Schuck and Mr. Hays, continuation for 18 months following the termination date of any health insurance benefits to which NEO was entitled as of the termination date; and
•100% accelerated vesting of NEO’s outstanding equity awards subject to time-based vesting.
In each case subject to NEO timely signing a release of claims that becomes effective.

Employment is terminated without cause or resigns for good reason (other than in connection with a change in control)
•A lump sum payment equal to 12 months of NEO’s then-current base salary, plus a pro-rated portion of NEO’s expected annual bonus for the year of termination, less any amounts already paid for such year;
•In the case of Mr. Schuck or Mr. Hays, continuation for 12 months following the termination date of any health insurance benefits to which NEO was entitled as of the termination date; and
•In the case of Mr. Schuck and Mr. Hays, accelerated vesting of the portion of NEO’s then-unvested equity awards subject to time-based vesting scheduled to vest within 12 months following the termination date.
In each case subject to NEO timely signing a release of claims that becomes effective.

Employment is terminated due to death or disability	•A pro-rated portion of NEO’s expected annual bonus for the year of termination, less any amounts already paid for such year. •Up to 5,000 RSUs or RSAs vest, subject to certain exceptions.
In addition, in the event any of the payments provided for under the executive employment agreements, or otherwise payable to the NEO, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, the NEO would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment letter with any of our NEOs provides for any tax gross-up payments.
Other Compensation
Employee Benefits
We provide various employee benefit programs to our NEOs, including medical, vision, and dental benefits. These benefit programs are generally available to all of our employees with certain variations based on jurisdictions and seniority. These benefits are provided to the NEOs to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.

Limited Perquisites
Executive perquisites are not part of our general compensation philosophy; however, we provide limited perquisites and personal benefits that are not generally available to all employees when necessary to attract top talent. For example, in 2022, we provided Mr. Keren with a car allowance in the amount of $47,936 and contributed $30,097 to his study fund, which is a perquisite that is customary in Israel (in each case paid in New Israeli Shekels and translated to U.S. dollars at the average monthly USD to NIS exchange rate for 2022 of $1.00 = NIS 3.2318).
Retirement Plan
Messrs. Schuck, Hyzer, and Hays are eligible to participate in the defined contribution pension plan (the “401(k) Plan”) we maintain for all full-time U.S. employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute up to 90% of such participant’s compensation pursuant to certain restrictions. In 2022, we matched 50% of the employee’s contribution to the 401(k) plan up to the first 7% of their contribution. We may also make discretionary profit-sharing contributions to eligible participants. We do not have a defined benefit plan or any non-qualified deferred compensation arrangements.
Mr. Keren is ineligible to participate in our 401(k) Plan, however we contribute pension and severance amounts for him as required by Israeli law and voluntarily contribute an additional pension amount equal to 6.5% of his base salary.
The value of perquisites and other personal benefits provided to the NEOs is reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote.
Other Compensation Policies and Practices
Clawback
Under the terms of our 2020 Omnibus Incentive Plan (the “Plan”), if an incentive award recipient, including any of our Named Executive Officers, engages in any Detrimental Activity (as defined under the Plan), our Compensation Committee has the authority and discretion to cancel all or part of the recipient’s outstanding awards, or require full or partial forfeiture and/or repayment of any gain that the recipient realized upon the vesting or exercise of awards. “Detrimental Activity” includes unauthorized disclosure of confidential or proprietary information, any activity that would be grounds to terminate the recipient for cause, a breach of any restrictive covenant such as a non-competition agreement, or fraud or conduct contributing to any financial restatements or irregularities.
Additionally, we intend to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a separate clawback policy to the extent required by law as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC. Furthermore, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our securities trading policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts, except with the express advance written permission of our General Counsel. No shares of the Company beneficially owned by any director or NEO are pledged or held in a margin account.

Tax and Accounting Considerations
Taxation of “Parachute” Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability the NEO might owe because of the application of Sections 280G, 4999 or 409A of the the Internal Revenue Code of 1986, as amended (the “Code”). If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to an NEO would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the NEO would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to the NEO.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our Chief Executive Officer and other U.S.-based executive officers to $1 million per executive officer per year, subject to certain exceptions. We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers and do not currently have any immediate plans to do so. The Compensation Committee has authorized, and may in the future, in its judgment, authorize, compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our current and former executive officers in a manner consistent with our best interests and the best interests of our stockholders.
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below, even though the recipient may never realize any value from such awards.

Performance-Based Awards under our 2020 Omnibus Incentive Plan
From time to time, we may grant equity-based or cash-based awards under the 2020 Omnibus Incentive Plan that will become earned or will vest and become exercisable upon the attainment of Performance Conditions. For purposes of this Proxy Statement, “Performance Conditions” means specific levels of performance of the Company (and/or one or more of its subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue, net revenue, net revenue growth, annual recurring revenue, or net new annual recurring revenue; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) operating income or net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) customer growth, including growth by customer category or annual contract value; (xxvii) cost of capital, debt leverage, year-end cash position or book value; (xxviii) strategic objectives; or (xxix) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more of the Company or its subsidiaries as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more of its subsidiaries or any combination thereof, as the Compensation Committee of our Board of Directors or such other committee of our Board of Directors to which it has properly delegated power, or if no such committee or subcommittee exists, our Board of Directors (the “Committee”) may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
Compensation Risk Assessment
In February 2021, and again in March 2022, in consultation with management, our Compensation Committee assessed our compensation plans, policies and practices for all employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and do not encourage our employees to take inappropriate risks and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with the Company’s management the executive compensation discussion and analysis (the “CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by the members of the Compensation Committee of the Board.
Randall Winn (chairperson)
Todd Crockett
Patrick McCarter

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our Named Executive Officers, for their service for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Henry Schuck Chief Executive Officer	2021	538,880	—	—	760,604	9,750	1,309,234
	2020	474,832	—	3,765,600	603,500	9,750	4,853,682
	2019	371,539	350,000	3,780,583	—	65,880	4,568,002
Cameron Hyzer Chief Financial Officer	2021	518,750	—	3,000,049	529,212	9,750	4,057,761
Chris Hays President and Chief Operating Officer	2021	378,900	48,426	6,700,010	309,500	11,725	7,448,561
	2020	366,923	—	1,766,190	1,000,000	9,175	3,142,288
	2019	362,901	112,500	3,958,003	1,000,000	1,973	5,435,377
Nir Keren President, Israel and Chief Technology Officer	2021	459,630	106,516	15,000,042	339,275	157,548	16,063,011
	2020	365,932	100,000	4,000,017	224,973	135,593	4,826,515
________________
(1)The amounts reported represent the named executive officer’s base salary earned during the fiscal year covered.
(2)The amount reported in this column for Mr. Hays represents a discretionary cash bonus award based on achievement of company performance objectives. The amounts reported in this column for Mr. Keren represent the portion of the retention bonus to which he was entitled under his offer letter that was earned as of February 1 of each fiscal year. See “Executive Compensation Discussion and Analysis” above.
(3)Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The fiscal 2020 and 2021 stock awards consist of grants of time-vesting Class P Units, LTIP Units and restricted stock units issued under the ZoomInfo Technologies Inc. 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”). As noted in Note 1: “Organization and Background” and Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, during the year ended December 31, 2021, the Company issued shares of unvested restricted stock in exchange for all unvested Class P Units and LTIP Units owned directly by the NEOs and other employees of the Company. Those exchanged shares of restricted stock (“RSAs”) remain subject to the same service vesting requirements of the original units and, upon fulfillment of the original employment service conditions, the restrictions will be lifted and the restricted stock will convert to unrestricted shares of the Company’s Class A common stock. Terms of the stock awards are summarized in “Executive Compensation Discussion and Analysis” above. The assumptions made when calculating the amounts are found in Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(4)Amounts in this column for fiscal 2021 include cash incentive bonuses earned by our NEOs in 2021. See “Executive Compensation Discussion and Analysis” above.
(5)The amounts reported represent our 401(k) Plan (as defined below) matching contributions on behalf of Messrs. Schuck, Hyzer and Hays. The amounts reported for Mr. Keren includes, a car allowance, the aggregate incremental cost to the Company of company-provided meals and gifts, tax gross-up payments in respect of perquisites, disability insurance benefits, contributions to pension and severance funds, commuting allowance and recreation pay as required under Israeli law, contribution of pension amounts for Mr. Keren above the amounts required under Israeli law and contributions to Mr. Keren’s study fund. These amounts were payable in New Israeli Shekels and translated to U.S. dollars at the average monthly USD to NIS exchange rate for 2021 of $1.00 = NIS 3.2318 and the average monthly USD to NIS exchange rate for 2020 of $1.00 = NIS 3.4424 For a description of our 401(k) Plan, see “Executive Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards in Fiscal 2021
The following table presents information regarding grants of plan-based awards during 2021 to our NEOs. The non-equity incentive plan awards were granted under our 2021 Cash Incentive Bonus Plan, as described in greater detail in “Executive Compensation Discussion and Analysis” above. The equity incentive plan awards were granted under our 2020 Omnibus Incentive Plan. The vesting schedule for the awards is set forth below in the table “Outstanding Equity Awards at 2021 Fiscal Year-End.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Henry Schuck	Cash		—	$454,750	$909,500
Cameron Hyzer	Cash		—	$315,000	$630,000
	RSA	3/1/2021				57,231	3,000,049
Chris Hays	Cash		—	$214,000	$428,000
	RSA	3/1/2021				127,814	6,700,010
Nir Keren	Cash		—	$205,000	$410,000
	RSU	3/1/2021				95,384	5,000,029
	RSU	7/23/2021				187,161	10,000,012
(1) Represents the range of possible payouts to our NEOs under the 2021 Cash Bonus Incentive Plan, as further described above under “Executive Compensation Discussion & Analysis.”
(2)RSAs were originally granted as LTIP Units. As noted in Note 1: “Organization and Background” and Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, during the year ended December 31, 2021, the Company issued shares of unvested restricted stock in exchange for all unvested Class P Units and LTIP Units owned directly by the NEOs and other employees of the Company. Those exchanged shares of restricted stock remain subject to the same service vesting requirements of the original units and, upon fulfillment of the original employment service conditions, the restrictions will be lifted and the restricted stock will convert to unrestricted shares of the Company’s Class A common stock. Terms of the stock awards are summarized in “Executive Compensation Discussion and Analysis” above. The assumptions made when calculating the amounts are found in Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards made to the NEOs as of December 31, 2021.

			Stock Awards
Name	Grant Date	Award Type(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Henry Schuck	01/16/2019	RSA(3)	113,207	7,267,889
Henry Schuck	06/03/2020	RSA(4)	306,010	19,645,842
Cameron Hyzer	12/26/2018	RSA(5)	377,356	24,226,255
Cameron Hyzer	06/03/2020	RSA(6)	61,854	3,971,027
Cameron Hyzer	03/01/2021	RSA(7)	57,231	3,674,230
Chris Hays	06/23/2016	HSKBI Class 1 Common Units(8)	11,256	722,635
Chris Hays	08/24/2017	HSKBI Class 1 Common Units(8)	2,814	180,659
Chris Hays	09/11/2017	HSKBI Class 1 Common Units(8)	5,628	361,318
Chris Hays	11/01/2018	HSKBI Class 1 Common Units(8)	14,070	903,294
Chris Hays	01/07/2019	HSKBI Class 1 Common Units(8)	14,070	903,294
Chris Hays	07/26/2018	RSA(9)	48,097	3,087,827
Chris Hays	06/26/2019	RSA(10)	230,740	14,813,508
Chris Hays	10/17/2019	RSA(11)	28,949	1,858,526
Chris Hays	12/29/2019	HSKB Phantom Units(12)	8,907	571,829
Chris Hays	06/03/2020	RSA(13)	61,854	3,971,027
Chris Hays	06/03/2020	RSA(14)	47,620	3,057,204
Chris Hays	03/01/2021	RSA(15)	127,814	8,205,659
Nir Keren	07/03/2020	RSU(16)	95,715	6,144,903
Nir Keren	03/01/2021	RSU(17)	95,384	6,123,653
Nir Keren	07/23/2021	RSU(18)	187,161	12,015,736
__________________
(1)As noted in Note 1: “Organization and Background” and Note 16: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, during the year ended December 31, 2021, the Company issued shares of restricted stock in exchange for all unvested Class P Units and LTIP Units owned directly by the NEOs and other employees of the Company. Those exchanged shares of restricted stock, which are denoted as RSAs, remain subject to the same service vesting requirements of the original units and, upon fulfillment of the original employment service conditions, the restrictions will be lifted and the restricted stock will convert to unrestricted shares of the Company’s Class A common stock. The grant dates reflect the grant dates of the original awards.
(2)Values determined based on the December 31, 2021 closing market price of our common stock, which was $64.20 per share.
(3)Originally granted as Class P Units and exchanged for RSAs on September 3, 2021, subject to the same vesting terms. Vests in 15 equal monthly installments during the 15 months following December 12, 2020.
(4)Originally granted as Class P Units and exchanged for RSAs on September 3, 2021, subject to the same vesting terms. Vests in in three equal installments on each of the second, third and fourth anniversaries of the grant date.
(5)Originally granted as Class P Units and exchanged for RSAs on September 3, 2021, subject to the same vesting terms. Half of the award vested on November 12, 2020 and the remainder vests monthly thereafter in 24 equal monthly installments.
(6)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms as the original grant. Vests in three equal installments on the dates that are two and a half, three and a half, and four and a half years following the grant date.
(7)Originally granted as LTIP Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. One-third of the award vests on the second anniversary of the grant date, and the remaining two-thirds vest on the third anniversary of the grant date.
(8)Vest in 21 equal monthly installments during the 21 months following December 1, 2020 or earlier upon the occurrence of certain liquidity events.
(9)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Vest in 19 equal monthly installments during the 19 months following December 1, 2020.

(10)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Half of this award vested on February 1, 2021 and the remainder vests in equal monthly installments during the 24 months following February 1, 2021, in each case subject to continued service on each vesting date.
(11)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Half of this award vested on October 1, 2021 and the remainder vests in equal monthly installments during the 24 months following October 1, 2021, in each case subject to continued service on each vesting date.
(12)Half this award vested on July 1, 2021 and the remaining half of such HSKB Phantom Units vest in equal monthly installments over the two year period following July 1, 2021 or, in each case, earlier upon the occurrence of certain liquidity events.
(13)Originally granted as Class P Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms as the original grant. Vests in three equal installments on the dates that are two and a half, three and a half, and four and a half years following the grant date.
(14)Originally granted as LTIP Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Vests in three equal installments on the dates that are two and a half, three and a half, and four and a half years following the grant date.
(15)Originally granted as LTIP Units and exchanged for RSAs on October 29, 2021, subject to the same vesting terms. Vests in full on March 1, 2024.
(16)One-third of the award vested on June 3, 2021, and the remaining two-thirds vest in equal quarterly installments during the 24 months following June 3, 2021.
(17)Vests as follows: 40% of the award vests on the second anniversary of the grant date and the remaining 60% of the award vests on the third anniversary of the grant date.
(18)Vests in full on January 1, 2023.
Option Exercises and Stock Vested
The following table shows for the fiscal year ended December 31, 2021, certain information regarding option exercises and stock vested during the fiscal year with respect to our NEOs:

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Henry Schuck	1,647,576	108,130,413	150,942	9,885,942
Cameron Hyzer	1,178,606	76,532,228	68,711	4,682,307
Chris Hays	904,453	57,436,017	113,977	7,378,017
Nir Keren	1,078,166	72,398,847	94,762	4,777,803
__________________
(1)Relates to exchange of vested Class P Units awarded prior to our IPO for shares of our Class A common stock. The Class P Units were “profits interests” having economic characteristics similar to a stock option with the right to share in any increase in the equity value of our operating company, ZoomInfo Holdings LLC, above a certain participation threshold (i.e., the distribution threshold). Vested Class P units were exchangeable, at the holder’s election, into a number of shares of our Class A common stock equal in value to the “spread value” represented by the excess of the value of shares of Class A common stock at the time of exchange above the “distribution threshold” associated with the Class P Units, multiplied by the number of Class P Units being exchanged for shares of our Class A common stock.
(2)The value realized on vesting is determined by multiplying the number of vested RSAs and RSUs by the closing price of our Class A common stock on the vesting date. In the case of RSUs, the value realized on vesting does not reflect the actual value received by the NEO because a portion of the shares reflected in the table above were withheld by us to satisfy the NEO’s tax withholding obligations.
Employment Agreements and Offer Letter
The Company entered into an employment agreement with each of Messrs. Schuck, Hyzer, and Hays, and an offer letter agreement with Mr. Keren, in each case, that governs the terms of employment of each such NEO.

Mr. Schuck’s Employment Agreement
In connection with the IPO, we entered into an employment agreement with Mr. Schuck, pursuant to which he continues to serve as the Chief Executive Officer of the Company and Chairman of our Board of Directors. Mr. Schuck’s employment agreement, effective as of the date of the IPO, provides that he is entitled to a base salary of $512,000, which may not be decreased without his consent. Mr. Schuck is eligible for an annual cash incentive bonus, and his target annual bonus for each fiscal year is $425,000, with the actual annual bonus payable being based upon the level of achievement of specified corporate, financial, operational, and individual performance for such fiscal year, as approved by the Compensation Committee of our Board of Directors.
Mr. Schuck is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Schuck’s employment agreement provides for reimbursement for reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business, as well as for reasonable and documented first-class flight and ground transportation expenses for all business-related travel.
Mr. Schuck’s employment may be terminated at any time and for any reason by either the Company or Mr. Schuck, provided that either party is required to give 30 days’ advance written notice of any termination of employment (provided that the Company is entitled to pay the executive base salary payments in lieu of such notice period).
Mr. Schuck is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers and non-solicitation of employees for 24 months following termination, (iii) non-competition during employment and until the later of 12 months following the termination date or 24 months following the effective date of the IPO, and (iv) mutual non-disparagement for the longest period legally enforceable.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Schuck is entitled in the event of a qualifying termination of his employment.
Mr. Hyzer’s Employment Agreement
We entered into an employment agreement with Mr. Hyzer on November 12, 2018, pursuant to which he serves as the Chief Financial Officer of the Company. Mr. Hyzer’s employment agreement provided for a base salary of $500,000 as of January 1, 2020, subject to adjustment from time to time to reflect amounts approved by the Company. Mr. Hyzer is eligible for an annual cash incentive bonus, based upon performance metrics determined to be appropriate in light of his position.
Mr. Hyzer is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Hyzer’s employment agreement provides for reimbursement for reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business.
Mr. Hyzer’s employment may be terminated at any time and for any reason by either the Company or Mr. Hyzer, provided that either party is required to give 30 days’ advance written notice of any termination of employment.
Mr. Hyzer is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers and non-solicitation of employees for 12 months following termination, (iii) non-competition during employment and for 12 months following the termination date.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Hyzer is entitled in the event of a qualifying termination of his employment.

Mr. Hays’ Employment Agreement
We entered into a new employment agreement with Mr. Hays on August 10, 2020, superseding his prior employment agreement, pursuant to which he continues to serve as the Chief Operating Officer of the Company. The terms of this employment agreement continued to apply following his promotion to President and Chief Operating Officer of the Company in February 2021.
Mr. Hays’ employment agreement provides that he is entitled to a base salary of at least $360,000. Mr. Hays is eligible for an annual cash incentive bonus, a target bonus of at least $200,000 and a maximum bonus amount of $1 million based upon the achievement of specific performance for each fiscal year, as approved by the Compensation Committee of our Board of Directors.
Mr. Hays is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Hays’ employment agreement provides for reimbursement for reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business.
Mr. Hays’ employment may be terminated at any time and for any reason by either the Company or Mr. Hays, provided that either party is required to give 30 days’ advance written notice of any termination of employment (provided that the Company is entitled to pay the executive base salary payments in lieu of such notice period).
Mr. Hays is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination; (ii) non-solicitation of customers and non-solicitation of employees for 24 months following termination; (iii) if enforceable under applicable law, non-competition during employment and until the later of 12 months following the termination date and 24 months following the effective date of the IPO; and (iv) mutual non-disparagement for the longest period legally enforceable.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Hays is entitled in the event of a qualifying termination of his employment.
Mr. Keren’s Offer Letter
We entered into an offer letter agreement with Mr. Keren on February 1, 2019, pursuant to which he serves as our Chief Technology Officer. Mr. Keren is entitled to an annual salary of at least $350,000. In addition, he was entitled to a one-time bonus of $100,000 after one year of service, which was achieved February 1, 2020, and an additional one-time bonus of $100,000 after two years of service, which was achieved February 1, 2021. He is also eligible to receive an annual performance bonus based upon successful completion of measurable business objectives.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Keren is entitled in the event of a qualifying termination of his employment.
Termination and Change in Control Provisions
Mr. Schuck’s Employment Agreement
Pursuant to Mr. Schuck’s employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) one year of his base salary plus the amount of his target annual bonus (at 100% achievement), prorated based on the number of days he is employed during the fiscal year in which the termination date occurs, payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs payable in a single lump sum; (iii) continuation for 12 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) accelerated vesting of the portion of his then-unvested equity awards subject to time-based vesting that he holds as of the termination date and which were scheduled to vest within 12 months following the termination date.

In the event of a termination of Mr. Schuck’s employment by the Company without cause or his resignation with good reason, which in either case occurs during the period beginning three months prior to, and ending 12 months following, a “change in control” of the Company, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) 18 months of his base salary plus the amount of his target annual bonus (at 100% achievement), payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs payable in a single lump sum; (iii) continuation for 18 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) full accelerated vesting of all then-unvested equity awards subject to time-based vesting that he holds as of the termination date.
Mr. Schuck’s employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date.
Mr. Hyzer’s Employment Agreement
Pursuant to Mr. Hyzer’s employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) one year of his base salary plus the target amount of his annual cash incentive bonus for the year in which the termination occurs prorated based on the number of days he is employed during the fiscal year in which the termination date occurs (or without pro-ration, if such termination occurs in connection with a change in control), payable in a single lump sum; and (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs, payable in a single lump sum.
Mr. Hyzer’s employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date.
Mr. Hays’ Employment Agreement
Pursuant to Mr. Hays’ employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) one year of his base salary plus the target amount of his annual cash incentive bonus for the year in which the termination occurs prorated based on the number of days he is employed during the fiscal year in which the termination date occurs, payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs, payable in a single lump sum; (iii) continuation for 12 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) accelerated vesting of the portion of his then-unvested equity awards subject to time-based vesting that he holds as of the termination date and which were scheduled to vest within 12 months following the termination date.
In the event of a termination of Mr. Hays’ employment by the Company without cause or his resignation with good reason, which in either case occurs during the period beginning three months prior to, and ending 12 months following, a “change in control” of the Company, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) 18 months of his base salary plus the target amount of his annual cash incentive bonus for the year in which the termination occurs, payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs, payable in a single lump sum; (iii) continuation for 18 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) full accelerated vesting of all then-unvested equity awards subject to time-based vesting that he holds as of the termination date.
Mr. Hays’ employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date.

Mr. Keren’s Offer Letter
Pursuant to Mr. Keren’s offer letter, if Mr. Keren’s employment is terminated without cause, provided he first executes a release of claims in favor of the company and its affiliates and personnel in a form reasonably acceptable to the company, he will be paid a severance equal to one half of his annual salary in effect at the time of such termination and, if such termination occurred prior to February 1, 2021, he would have been entitled to a pro-rated amount of any unpaid retention bonus.
Equity Awards
Each of the NEOs holds equity awards pursuant to award agreements that provide for accelerated vesting upon certain qualifying terminations of employment. Below is a description of the accelerated vesting our such equity awards upon certain qualifying terminations of employment.
RSAs that relate to Class P Units Awarded Prior to the IPO
In the event of an involuntary termination of the executive officer’s employment without cause or, in the case of Mr. Schuck, the executive officer’s resignation for good reason, in each case, during the 12-month period following a “liquidity event” (which includes a change of control or a liquidation of ZoomInfo OpCo, but did not include the IPO), all of the RSAs issued in respect of previously granted Class P Units will be deemed vested in full. Any RSAs which do not vest on or prior to the date of the holder’s termination of employment will be forfeited for no consideration.
The original award agreement applicable to the RSAs for each executive officer contains a non-competition covenant during employment and the 24-month period following termination of employment; upon breach of this covenant, all vested awards will be forfeited and canceled.
LLC Units of HSKB Funds, LLC
Pursuant to the LLC Agreement governing HSKB Funds, LLC, Mr. Hays is subject to a non-competition covenant during employment and the 24-month period following termination of employment. In the event of Mr. Hays’s termination of employment for any reason or his breach of the non-competition covenant, his units will be subject to full or partial forfeiture. In the event of Mr. Hays’s involuntary termination without cause or his resignation for good reason, he will be entitled to retain his LLC Units.
Equity Awards in Connection with the IPO
The Class P Unit and LTIP Unit awards (subsequently converted into RSAs) and RSU awards granted in connection with the IPO are subject to “double triggered” vesting protection, such that vesting will accelerate in the event of a termination without “cause” or a termination for “good reason,” in each case, occurring within 12 months following a change in control. Additionally, Mr. Schuck’s RSA award issued in respect of his Class P Unit award is subject to potential accelerated vesting upon certain additional employment termination events pursuant to the terms of his employment agreement.
Potential Payments upon Termination or Change in Control
The following tables provide information concerning the estimated payments and benefits that would be provided in the circumstances described above, assuming that the triggering event took place on December 31, 2022, the last day of our fiscal year. For purposes of valuing accelerated vesting, the values indicated in the tables below are calculated as $64.20, the closing price of a share of our Class A common stock on December 31, 2022 (the last trading day of 2021), multiplied by the number of unvested shares subject to the award as of December 31, 2022 that are being accelerated.

	Involuntary Termination in Connection with a Change in Control(1)
Name	Cash Severance - Salary ($)(2)	Cash Severance - Bonus ($)(3)	Other Benefits ($)(4)	Equity Acceleration ($)(5)
Henry Schuck	821,760	454,750	24,476	26,913,731
Cameron Hyzer	525,000	315,000	—	38,636,780
Chris Hays	577,800	214,000	24,476	24,284,292
Nir Keren	205,000	—	65,802	31,871,512
__________________
(1)An “involuntary termination” means a termination without cause or in the case of Messrs. Schuck, Hays, or Hyzer, a resignation for good reason, and other than due to death or disability. An involuntary termination that occurs within the three months prior to or the twelve months following a change in control is considered occurring “in connection with” such change in control for purposes of each of the named executive officer’s severance benefits listed above.
(2)Represents 18 months of the NEO’s annual base salary for Messrs. Schuck and Hays, 12 months of annual base salary for Mr. Hyzer and, in the case of Mr. Keren, six months of annual base salary.
(3)In the case of Messrs. Schuck, Hyzer, and Hays, represents the NEO’s target annual bonus at 100% achievement.
(4)In the case of Messrs. Schuck and Hays, represents the value of 18 months of COBRA premium reimbursement. In the case of Mr. Keren, represents statutorily required severance pay, payment for accrued unused vacation and recuperation pay, and payment in lieu of notice.
(5)For purposes of valuing accelerated vesting, the values are calculated as $64.20, the closing price of a share of our Class A common stock on December 31, 2022 (the last trading day of 2021), multiplied by the number of unvested shares subject to the award as of December 31, 2022 that are being accelerated.

	Involuntary Termination without a Change in Control(1)
Name	Cash Severance - Salary ($)(2)	Cash Severance - Bonus ($)(3)	Other Benefits ($)(4)	Equity Acceleration ($)(5)
Henry Schuck	547,840	454,750	16,317	26,913,731
Cameron Hyzer	525,000	315,000	—	—
Chris Hays	385,200	214,000	16,317	22,831,382
Nir Keren	205,000	—	65,802	—
__________________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason and other than due to death or disability.
(2)Represents 12 months of the NEO’s annual base salary or, in the case of Mr. Keren, six months of annual base salary.
(3)In the case of Messrs. Schuck, Hyzer, and Hays, represents the NEO’s target annual bonus at 100% achievement.
(4)In the case of Messrs. Schuck and Hays, represents the value of 12 months of COBRA premium reimbursement. In the case of Mr. Keren, represents statutorily required severance pay, payment for accrued unused vacation and recuperation pay, and payment in lieu of notice.
(5)In the case of Messrs. Schuck and Hays, represents value of accelerated vesting of unvested time-based equity awards held as of December 31, 2021 which were scheduled to vest within the following 12 months. For purposes of valuing accelerated vesting, the values are calculated as $64.20, the closing price of a share of our Class A common stock on December 31, 2022 (the last trading day of 2021), multiplied by the number of unvested shares subject to the award as of December 31, 2022 that are being accelerated.

	Death or Disability of Named Executive Officer
Name	Cash Severance - Bonus ($)(1)	Equity Acceleration ($)(2)
Henry Schuck	454,750	321,000
Cameron Hyzer	315,000	321,000
Chris Hays	214,000	321,000
Nir Keren	—	321,000
__________________
(1)Represents the NEO’s target annual bonus at 100% achievement.
(2)Represents value of accelerated vesting of 5,000 RSA or RSU awards upon death or disability of an NEO, pursuant to the terms of the award agreements provided to NEOs under the 2020 Omnibus Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of December 31, 2022, certain information related to our compensation plans under which shares of our Class A common stock may be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1):
2020 Omnibus Incentive Plan	5,270,880(2)	$21.00(3)	11,856,703(4)
2020 Employee Stock Purchase Plan	—	N/A	7,500,000
Equity compensation plans not approved by security holders	—	N/A	—
Total	5,270,880		19,356,703

(1)
We have two equity compensation plans that have been approved by our stockholders: the 2020 Omnibus Incentive Plan and the 2020 Employee Stock Purchase Plan (the “ESPP”). We have granted awards under the 2020 Omnibus Incentive Plan, however, as of December 31, 2022, we had not offered our employees the opportunity to purchase any shares under the ESPP.

(2)	Consists of 4,878,346 shares of our Class A common stock issuable upon the settlement of RSUs and 417,085 shares of our Class A common stock issuable upon the exercise of stock options.
(3)	The weighted average exercise price relates only to stock options. The calculation of the weighted average exercise price does not include outstanding equity awards that are received or exercised for no consideration.
(4)	Consists of shares of our Class A common stock available for future stock-based awards under our 2020 Omnibus Incentive Plan which may include, at the discretion of our Compensation Committee or Board of Directors, non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, restricted stock, limited liability company interests in our primary operating company (ZoomInfo Holdings LLC), performance-based awards and other equity-based awards.

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 3, 2022 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and Named Executive Officers and (3) all of our directors and executive officers as a group. Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our Class A common stock.
The percentage of beneficial ownership of shares of our Class A common stock is based on 403,303,441 shares of Class A common stock outstanding as of March 3, 2022. As of March 3, 2022, we had no shares of Class B or Class C common stock outstanding. Unless otherwise noted, the address for each of the beneficial owners listed below is 805 Broadway Street, Suite 900, Vancouver, Washington 98660.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)
TA Associates(2)(10)	45,800,086	11.4%
Investment Funds affiliated with Carlyle(3)(10)	44,241,982	11.0%
Henry Schuck(4)(10)	34,488,872	8.6%
Capital World Investors(5)	26,343,070	6.5%
Kirk Brown(6)(10)	23,356,941	5.8%
Vanguard Group Inc.(7)	21,364,807	5.3%
Cameron Hyzer(8)	1,197,531	*
Chris Hays(9)	1,083,553	*
Nir Keren	742,726	*
D. Randall Winn	1,543,757	*
Mitesh Dhruv	18,093	*
Keith Enright	11,588	*
Mark Mader	6,308	*
Ashley Evans	―	―
Jason Mironov	―	―
Patrick McCarter	―	―
Todd Crockett	―	―
Directors and executive officers as a group (12 persons)(11)	39,092,428	9.7%
*Represents less than 1%.
(1)The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on March 3, 2022.
(2)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2022 by certain entities affiliated with TA Associates, L.P. Amount beneficially owned reflects (i) 24,595,353 shares of Class A common stock held by TA XI DO AIV, L.P., (ii) 634,937 shares of Class A common stock held by TA SDF III DO AIV, L.P., (iii) 4,247,593 shares of Class A common stock held by TA Atlantic and Pacific VII-A, L.P., (iv) 913,459 shares of Class A common stock held by TA Investors IV, L.P., (v) 1,608,404 shares of Class A common stock held by TA XI DO AIV II, L.P., (vi) 30,327 shares of Class A common stock held by TA SDF III DO AIV II, L.P., (vii) 1,443,012 shares of Class A common stock held by TA AP VII-B DO Subsidiary Partnership, L.P., (viii) 6,433,622 shares of Class A common stock held by TA XI DO Feeder, L.P., (ix) 121,318 shares of Class A common stock held by TA SDF III DO Feeder, L.P., and (x) 5,772,061 shares of Class A common stock held by TA Atlantic and Pacific VII-B, L.P. (collectively, the “TA Associates Funds”). TA Associates, L.P. is the ultimate general partner of each of such entity. Investment and voting control of the TA Associates Funds is held by TA Associates, L.P. No stockholder, director, or officer of TA Associates, L.P. has voting or investment power with respect to our shares of common stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a five-person investment committee consisting of the following employees of TA Associates, L.P.: Todd R. Crockett, Jason P. Werlin, Jason S. Mironov, Kurt R. Jaggers, and Jeffrey T. Chambers. The address of each TA Associates Fund is 200 Clarendon Street, 56th floor, Boston, Massachusetts 02116.
(3)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2022 by certain entities affiliated with The Carlyle Group Inc. Carlyle Partners VI Evergreen Holdings, L.P. (“Carlyle Evergreen”) is the record holder of 22,059,618 shares of Class A common stock. CP VI Evergreen Holdings, L.P. (“CP VI Evergreen” and together with Carlyle Evergreen, the “Carlyle Investors”) is the record holder of 22,182,364 shares of Class A common stock. The Carlyle Group Inc., which is a publicly traded entity listed on Nasdaq, is the sole shareholder of Carlyle Holdings I GP Inc., which is the sole member of Carlyle Holdings I GP Sub L.L.C., which is the general partner of Carlyle Holdings I L.P., which, with respect to the securities held of record by Carlyle Evergreen and CP VI Evergreen, is the managing member of CG Subsidiary Holdings L.L.C., which is the managing member of TC Group, L.L.C., which is the general partner of TC Group Sub L.P., which is the managing member of TC Group VI S1, L.L.C., which is the general partner of TC Group VI S1, L.P., which is the general partner of Carlyle Evergreen and CP VI Evergreen. Accordingly, each of these entities may be deemed to share beneficial ownership of the securities held of record by Carlyle Evergreen and CP VI Evergreen. Each of them disclaims beneficial ownership of such securities. The address of each of the entities named in this footnote is c/o The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, D.C. 20004-2505.
(4)Amount beneficially owned reflects (i) 16,242,577 shares of our Class A common stock (including 206,297 RSAs) held directly by Mr. Schuck, (ii) 3,062,149 shares of Class A Common Stock held directly by HSKB Funds, LLC, (iii) 1,361,106 shares of Class A Common Stock held directly by HSKB Funds II, LLC, (iv) 445,711 shares of Class A Common Stock held by a grantor retained annuity trust, and (v) 13,377,329 shares of Class A common stock (based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2022) held directly by DO Holdings (WA), LLC. HSKB Funds, LLC and HSKB Funds II, LLC are managed by HLS Management, LLC. Mr. Schuck is the sole member of HLS Management, LLC. DO Holdings (WA), LLC is substantially owned by Messrs. Schuck and Brown. Mr. Schuck may be deemed to share voting and dispositive power over the securities held by DO Holdings (WA), LLC.
(5)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2022 by Capital World Investors (“CWI”) in which CWI reported that it has sole voting and dispositive power over 26,343,070 shares of our Class A common stock. According to the schedule, CWI is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the "investment management entities"). CWI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital World Investors." The principal business address of CWI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(6)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2022. Amount beneficially owned reflects 13,377,329 shares of Class A common stock held directly by DO Holdings (WA), LLC and 9,979,612 shares of Class A common stock held directly by Mr. Brown. DO Holdings (WA), LLC is owned by Messrs. Schuck and Brown. Mr. Brown may be deemed to share voting and dispositive power over the securities held by DO Holdings (WA), LLC. The principal business address of Mr. Brown is c/o 1012 SE 64th Court, Vancouver, Washington 98661.
(7)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group in which The Vanguard Group reported that it had shared voting power over 134,353 shares of Class A common stock, sole dispositive power over 21,070,019 shares of Class A common stock, and shared dispositive power over 294,788 shares of Class A common stock. According to the schedule, the subsidiaries that acquired the shares of our Class A common stock reported are: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(8)Amount beneficially owned reflects 1,197,531 shares of our Class A common stock (including 427,831 RSAs).
(9)Amount beneficially owned reflects (i) 731,161 shares of our Class A common stock (including 471,069 RSAs) held directly by Mr. Hays, (ii) 10,628 LLC units of HSKB Funds, LLC that vest within 60 days and upon vesting will be exchanged for shares of our Class A common stock on a one-for-one basis, and (iii) 937 LLC units of HSKB Funds II, LLC that vest within 60 days and, upon vesting, will be exchanged for shares of our Class A common stock on a one-for-one basis.
(10)On June 3, 2020, 22C Capital granted an irrevocable proxy in favor of Carlyle, TA Associates, DO Holdings (WA), LLC, HSKB Funds, LLC, and HSKB Funds II, LLC (each a “Proxyholder”) pursuant to which the shares of our Class A common stock held of record by investment funds affiliated with 22C Capital will be voted in favor of the election or removal, as applicable, of any member of our Board of Directors who is properly designated for election to or removal from our Board of Directors by any Proxyholder pursuant to and in accordance with the stockholders agreement. By virtue of the irrevocable proxy, the Proxyholders may be deemed to have shared voting power over the shares held of record by 22C Capital. Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2022 by investment funds affiliated with 22C Capital, such funds directly held 825,723 shares of our Class A common stock.
(11)Amount beneficially owned reflects 1,587 RSUs, 10,628 LLC units of HSKB Funds, LLC, and 937 LLC units of HSKB Funds II, LLC, which are subject to vesting within 60 days of March 3, 2022.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq.
Based solely on our review of copies of such reports and written representations from our executive officers, directors, and other beneficial owners of more than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, in each case at any time during the prior fiscal year, we believe that such persons or beneficial owners complied with all Section 16(a) filing requirements during 2022, except that (i) each of Henry Schuck and Kirk Brown filed an amended Form 4 on November 2, 2021 to correct the proportionate pecuniary interest in OpCo Units stated in an original Form 4 timely filed September 8, 2021 held directly by DO Holdings (WA), LLC, an entity co-owned by Mr. Schuck and Mr. Brown, and (ii) Mr. Schuck filed an amended Form 4 to correct the beneficial ownership of Class A common stock and OpCo Units of HSKB Funds, LLC and DO Holdings (WA), LLC, respectively, reported in prior timely filed Forms 4. These amendments to Form 4 filings were required due to administrative error in the initial Form 4 filings.

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that information about any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any “related person” (as defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest) proposed to be entered into by the Company must be reported to the Company’s General Counsel. The General Counsel will then promptly communicate that information to our Board of Directors or a duly authorized committee of our Board of Directors. Each related person transaction shall either be approved in advance, or ratified after consummation of the transaction, by our Board of Directors or a committee of our Board of Directors composed solely of independent directors who are disinterested. Our Board of Directors has designated the Audit Committee to serve as such committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.
Our policy also contains a standing approval for transactions with and payments to or from TA Associates, Carlyle and investment funds associated with 22C Capital LLC (“22C Capital”) and/or their respective affiliates (including portfolio companies) (each, a “Sponsor” and, collectively, the “Sponsors”) pursuant to agreements that were in effect at the time of the IPO and certain transactions with or related to the Sponsors, including, without limitation: (1) transactions involving the Company’s securities in which any Sponsor serves as an underwrite, placement agent, initial purchaser, financial advisor or in a similar capacity, and the fees and commissions received by the Sponsor for such services are no greater (on a per security basis) than those received by other underwriters, placement agents, initial purchasers, financial advisors or persons performing in a similar capacity in the transaction or that would be received by an unaffiliated third party; and (2) the purchase or sale of products or services involving any Sponsor, provided that (a) the appropriate officers of the Company reasonably believe the transaction is an arm’s length transaction, (b) the subject products or services are of a type generally made available to other customers of the Sponsor and (c) the aggregate amount involved in such purchase or sale is expected to be less than $5 million over five years.
As used herein, unless otherwise noted or the context requires otherwise:
•“HoldCo Units” refers to the class of units of ZoomInfo HoldCo.
•“OpCo Units” refers to the class of units of ZoomInfo OpCo and does not include Class P Units.
•“Pre-IPO HoldCo Unitholders” refers to the pre-IPO owners that held HoldCo Units immediately prior to the consummation of the IPO.
•“pre-IPO owners” refers, collectively, to the Sponsors, the Founders, and the management and other equity holders who were the owners of ZoomInfo OpCo immediately prior to the Reorganization Transactions (as defined below).
•“Pre-IPO OpCo Unitholders” refers to the pre-IPO owners that held OpCo Units immediately prior to the consummation of the IPO.
The following is a summary of such related person transactions since January 1, 2021 in which the amount involved exceeded or will exceed $120,000.
Stockholders Agreement
In connection with the IPO, we entered into a stockholders agreement with certain affiliates of TA Associates, Carlyle, and our Founders (the “parties to our stockholders agreement”) granting them certain board designation rights so long as they maintain a certain percentage of ownership of our outstanding common stock.

This stockholders agreement requires us to, among other things, nominate a number of individuals for election as our directors at any meeting of our stockholders, designated by TA Associates (each such individual a “TA Designee”), Carlyle (each such individual a “Carlyle Designee”), and the Founders (each such individual a “Founder Designee,” and together with the TA Designee and the Carlyle Designee, the “Stockholder Designees”), such that, upon the election of such individual and each other individual nominated by or at the direction of our Board of Directors or a duly-authorized committee of the Board, as a director of our company, the number of: (A) TA Designees serving as directors of our company will be equal to (i) two (2) directors, if TA Associates continues to beneficially own at least 15% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting or (ii) one (1) director, if TA Associates continues to own less than 15% but more than 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting; (B) Carlyle Designees serving as directors of our company will be equal to (i) two (2) directors, if Carlyle continues to beneficially own at least 15% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting or (ii) one (1) director, if Carlyle continues to own less than 15% but more than 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting; and (C) Founder Designees serving as directors of our company will be equal to one (1) director for so long as the Founders collectively beneficially own at least 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting. The authorized number of directors will not increase above nine (or seven or eight in the event one or both of TA Associates and Carlyle loses its right to designate one director) without the consent of TA Associates or Carlyle so long as TA Associates or Carlyle, as applicable, has the right to designate at least one director pursuant to the stockholders agreement. If the number of individuals that TA Associates or Carlyle has the right to designate is decreased because of the decrease in its combined voting power, then the corresponding number of such TA Designee or Carlyle Designee will immediately tender his or her resignation for consideration by the Board and the total number of directors shall be accordingly decreased; provided that the last remaining TA Designee or Carlyle Designee will resign from the Board at the end of his or her then current term. For so long as the stockholders agreement remains in effect and subject to the amended and restated certificate of incorporation, each of the Stockholder Designees may be removed and vacancies filled (subject to the nominating and corporate governance committee determining such designated persons are qualified) only with the consent of the respective Stockholder Designee that designated such individual. Each of TA Associates and Carlyle has the right to designate certain members of the committees of our Board of Directors so long as it has the right to designate at least one director pursuant to the stockholders agreement, subject to applicable law and any applicable independent requirements of the Nasdaq.
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement with certain affiliates of TA Associates, Carlyle, 22C Capital, and the Founders pursuant to which we granted them and their affiliates the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of Class A common stock. Pursuant to the registration rights agreement, affiliates of TA Associates, Carlyle, and 22C Capital that are party to the registration rights agreement are entitled to certain demand registration rights, which require us to register shares of our Class A common stock under the Securities Act held by participating holders and, if requested, to maintain a shelf registration statement effective with respect to such shares. In addition, if we propose to register the offer and sale of our Class A common stock under the Securities Act following the consummation of the IPO, in connection with the public offering of such Class A common stock, the parties to the registration rights agreement are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. At any time that a registration statement on Form S-3 is effective, subject to certain limitations, affiliates of TA Associates, Carlyle, and 22C Capital party to the registration rights agreement may make a written request that we register the offer and sale of their shares on such registration statement on Form S-3. Certain affiliates of 22C Capital also have participation rights to participate in any sale by affiliates of Carlyle under certain circumstances. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain parties against certain liabilities which may arise under the Securities Act.

Tax Receivable Agreements
ZoomInfo Intermediate Inc. (formerly known as ZoomInfo Technologies Inc.) entered into two tax receivable agreements. ZoomInfo Intermediate Inc. entered into (i) the Exchange Tax Receivable Agreement with the certain of our Pre-IPO OpCo Unitholders and (ii) the Reorganization Tax Receivable Agreement with the pre-IPO owners that held their interest in us through certain of our Pre-IPO OpCo Unitholders that are taxable as corporations for U.S. federal income tax purposes (the “Blocker Companies”) immediately prior to the consummation of the IPO (such pre-IPO owners, the “Pre-IPO Blocker Holders”). These tax receivable agreements provide for the payment by ZoomInfo Intermediate Inc. or any member of its affiliated, consolidated, combined, or unitary tax group (collectively, the “ZoomInfo Tax Group”) to certain pre-IPO owners and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of certain tax attributes and benefits covered by the tax receivable agreements. The Exchange Tax Receivable Agreement provides for the payment by members of the ZoomInfo Tax Group to certain Pre-IPO OpCo Unitholders and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of (i) the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in the IPO and (ii) increases in the ZoomInfo Tax Group’s allocable share of existing tax basis and tax basis adjustments that will increase the tax basis of the tangible and intangible assets of the ZoomInfo Tax Group as a result of sales or exchanges of OpCo Units for shares of Class A common stock after the IPO, and certain other tax benefits, including tax benefits attributable to payments under the Exchange Tax Receivable Agreement. Note that all exchanges of OpCo Units for shares of Class A common stock have been completed to date and no future exchanges will occur. The Reorganization Tax Receivable Agreement provides for the payment by ZoomInfo Intermediate Inc. to Pre-IPO Blocker Holders and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of the ZoomInfo Tax Group’s utilization of certain tax attributes of the Blocker Companies (including the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in certain reorganization transactions effected in connection with the IPO (the “Reorganization Transactions”), and certain other tax benefits, including tax benefits attributable to payments under the Reorganization Tax Receivable Agreement. In each case, these increases in existing tax basis and tax basis adjustments generated over time may increase (for tax purposes) the ZoomInfo Tax Group’s depreciation and amortization deductions and, therefore, may reduce the amount of tax that the ZoomInfo Tax Group would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such a challenge. The ZoomInfo Tax Group’s allocable share of existing tax basis acquired in the IPO and the increase in the ZoomInfo Tax Group’s allocable share of existing tax basis and the anticipated tax basis adjustments from exchanges of OpCo Units for shares of Class A common stock may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets. Actual tax benefits realized by the ZoomInfo Tax Group may differ from tax benefits calculated under the tax receivable agreements as a result of the use of certain assumptions in the tax receivable agreements, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. The payment obligations under the tax receivable agreements are an obligation of members of the ZoomInfo Tax Group, but not of ZoomInfo OpCo. The ZoomInfo Tax Group expects to benefit from the remaining 15% of realized cash tax benefits. For purposes of the tax receivable agreements, the realized cash tax benefits are computed by comparing the actual income tax liability of the ZoomInfo Tax Group to the amount of such taxes that the ZoomInfo Tax Group would have been required to pay had there been no existing tax basis, no anticipated tax basis adjustments of the assets of the ZoomInfo Tax Group as a result of exchanges and no utilization of certain tax attributes of the Blocker Companies (including the Blocker Companies’ allocable share of existing tax basis), and had ZoomInfo Technologies Inc. not entered into the tax receivable agreements. The actual and hypothetical tax liabilities determined in the tax receivable agreements are calculated using the actual U.S. federal income tax rate in effect for the applicable period and an assumed, weighted-average state and local income tax rate based on apportionment factors for the applicable period (along with the use of certain other assumptions). The term of each tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless (i) ZoomInfo Intermediate Inc. exercises its right to terminate one or both tax receivable agreements for an amount based on the agreed payments remaining to be made under the agreement (as described in more detail below), (ii) ZoomInfo Intermediate Inc. breaches any of its material obligations under one or both tax receivable agreements in which case all obligations (including any additional interest due relating to any deferred payments) generally will be accelerated and due as if ZoomInfo Intermediate Inc. had exercised its right to terminate the tax receivable agreements, or (iii)

there is a change of control of ZoomInfo Intermediate Inc., in which case the pre-IPO owners may elect to receive an amount based on the agreed payments remaining to be made under the agreement determined as described above in clause (i). Estimating the amount of payments made under the tax receivable agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in the ZoomInfo Tax Group’s allocable share of existing tax basis and the tax basis adjustments from the exchanges of OpCo Units for shares of Class A common stock, as well as the amount and timing of any payments under the tax receivable agreements, vary depending upon a number of factors, including:
•the timing of exchanges—for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of ZoomInfo OpCo at the time of each exchange;
•the price of shares of our Class A common stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of ZoomInfo OpCo, is directly proportional to the price of shares of our Class A common stock at the time of the exchange;
•the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available;
•the amount of tax attributes—the amount of applicable tax attributes of the Blocker Companies at the time of the merger or contribution transaction will impact the amount and timing of payments under the tax receivable agreements; and
•the amount and timing of our income—ZoomInfo Intermediate Inc. is obligated to pay 85% of the cash tax benefits under the tax receivable agreements as and when realized. If the ZoomInfo Tax Group does not have taxable income, ZoomInfo Intermediate Inc. is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreements for a taxable year in which it does not have taxable income because no cash tax benefits will have been realized. However, any tax attributes that do not result in realized benefits in a given tax year may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in cash tax benefits that will result in payments under the tax receivable agreements.
Note that all exchanges of OpCo Units for shares of Class A common stock have been completed to date and no future exchanges will occur. The timing and amount of any related payments under the tax receivable agreements depend on the amount and timing of the ZoomInfo Tax Group’s income and other tax attributes. As a result of the size of the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in the IPO (including such existing tax basis acquired from the Blocker Companies pursuant to certain transactions involving the mergers of the Blocker Companies with and into ZoomInfo Technologies Inc. (such transactions, the “Blocker Mergers”)), the increase in the ZoomInfo Tax Group’s allocable share of existing tax basis and the anticipated tax basis adjustment of the tangible and intangible assets of the ZoomInfo Tax Group from the exchange of OpCo Units for shares of Class A common stock and our possible utilization of certain tax attributes, the payments that we may make under the tax receivable agreements are substantial. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the tax receivable agreements exceed the actual cash tax benefits that the ZoomInfo Tax Group realizes in respect of the tax attributes subject to the tax receivable agreements and/or distributions to the ZoomInfo Tax Group by ZoomInfo MidCo are not sufficient to permit ZoomInfo Intermediate Inc. to make payments under the tax receivable agreements after it has paid taxes. Certain late payments under the tax receivable agreements generally will accrue interest at an uncapped rate equal to a per annum rate of LIBOR (or its successor rate) plus 500 basis points. The payments under the tax receivable agreements are not conditioned upon continued ownership of us by the exchanging holders of OpCo Units.

In addition, the tax receivable agreements provide that upon certain changes of control, ZoomInfo Intermediate Inc.’s (or its successor’s) obligations with respect to exchanged or acquired OpCo Units (whether exchanged or acquired before or after such transaction or all relevant tax attributes allocable to the ZoomInfo Tax Group at the time of a change of control), would be accelerated and the amounts payable would be based on certain assumptions, including whether the ZoomInfo Tax Group would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreements. With respect to previously exchanged or acquired OpCo Units or all relevant tax attributes allocable to the ZoomInfo Tax Group at the time of a change of control, we would be required to make a payment equal to the present value (at a discount rate equal to a per annum rate of the lesser of (i) 6.5% and (ii) LIBOR, or its successor rate, plus 100 basis points) of the anticipated future tax benefits determined using assumptions (ii) through (v) of the following paragraph.
Furthermore, ZoomInfo Intermediate Inc. may elect to terminate the tax receivable agreements early by making an immediate payment equal to the present value of the anticipated future cash tax benefits with respect to all OpCo Units. In determining such anticipated future cash tax benefits, the tax receivable agreements include several assumptions, including that (i) any OpCo Units that have not been exchanged are deemed exchanged for the market value of the shares of Class A common stock at the time of termination, (ii) the ZoomInfo Tax Group will have sufficient taxable income in each future taxable year to fully realize all potential tax benefits, (iii) the ZoomInfo Tax Group will have sufficient taxable income to fully utilize any remaining net operating losses subject to the tax receivable agreements on a straight line basis over the shorter of the statutory expiration period for such net operating losses or the five-year period after the early termination or change in control, (iv) the tax rates for future years will be those specified in the law as in effect at the time of termination, and (v) certain non-amortizable assets are deemed disposed of within specified time periods. In addition, the present value of such anticipated future cash tax benefits are discounted at a per annum rate equal to the lesser of (i) 6.5% and (ii) LIBOR, or its successor rate, plus 100 basis points. Assuming that LIBOR were to be 0.583%, and based upon certain other assumptions described herein, we estimate that if ZoomInfo Intermediate Inc. were to exercise its termination right on December 31, 2021 the aggregate amount of these termination payments would be approximately $2,651 million.
As a result of the change of control provisions and the early termination right, ZoomInfo Intermediate Inc. could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual cash tax benefits that the ZoomInfo Tax Group realizes in respect of the tax attributes subject to the tax receivable agreements (although any such overpayment would be taken into account in calculating future payments, if any, under the tax receivable agreements) or that are prior to the actual realization, if any, of such future tax benefits. Also, the obligations of ZoomInfo Intermediate Inc. would be automatically accelerated and be immediately due and payable in the event that ZoomInfo Intermediate Inc. breaches any of its material obligations under the agreement and in certain events of bankruptcy or liquidation. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity.
Decisions made by our pre-IPO owners in the course of running our business may influence or have influenced the timing and amount of payments that are received by a pre-IPO owner exchanging OpCo Units under the tax receivable agreements. For example, the earlier disposition of assets following an exchange or acquisition transaction generally will accelerate payments under the tax receivable agreements and increase the present value of such payments, and the disposition of assets before an exchange will have increased a pre-IPO owner’s tax liability without giving rise to any rights of a pre-IPO owner to receive payments under the tax receivable agreements.
Payments under the tax receivable agreements will be based on the tax reporting positions that we will determine. ZoomInfo Intermediate Inc. will not be reimbursed for any payments previously made under the tax receivable agreements if the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in the IPO and increased from the exchange of OpCo Units for shares of Class A common stock, the anticipated tax basis adjustments or our utilization of tax attributes are successfully challenged by the IRS, although such amounts may reduce our future obligations, if any, under the tax receivable agreements. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the ZoomInfo Tax Group’s cash tax benefits.

Other Related Person Transactions
Michelle Brewer, our Vice President, Human Resources, is the sister-in-law of Henry Schuck, our Chief Executive Officer. Total compensation paid by the Company to Michelle Brewer, including salary, bonus, and equity compensation, for the year ended December 31, 2021 was approximately $0.3 million, including approximately $0.1 comprised of payments related to awards made prior to our IPO but paid in cash during the year ended December 31, 2021.
Hila Nir, our Chief Product Officer, is the sister-in-law of Nir Keren, our President, Israel, and Chief Technology Officer. Total compensation paid by the Company to Hila Nir, including salary and equity compensation, for the year ended December 31, 2021 was approximately $1.2 million, including approximately of $0.5 million comprised of payments related to stock option plan awards made prior to our IPO but paid in cash during the year ended December 31, 2021.
Tax-Related Fees
We paid ongoing tax, accounting, and other administrative expenses on behalf of DO Sub-Holdings, LLC, HSKB Funds, LLC, HSKB Funds II, LLC and DiscoverOrg Management Holdings, LLC, each of which was formed prior to our IPO to hold employee retention equity and is controlled by Mr. Schuck, the amounts of $66,828, $178,625, $13,065 and $183,737, respectively, for the year ended December 31, 2021. The Company also approved similar fees to be paid in the year ending December 31, 2022.
Commercial Transactions with Our Sponsors and Sponsor Portfolio Companies
We provide limited complimentary access to our platform to 22C Capital, Carlyle and TA Associates. We estimate the value of such access provided to each of 22C Capital, Carlyle and TA Associates in 2021 to be approximately $12,500, $5,000 and $2,500, respectively. In addition, we provide our services to TA Associates and the Carlyle Group in the ordinary course of our business. We recorded revenues from TA Associates and The Carlyle Group in 2021 of approximately $72,000 and $101,000, respectively.
Our Sponsors and their affiliates have ownership interests in a broad range of companies. We have entered and may in the future enter into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements has been or is expected to be material to us.
Indemnification of Directors and Officers
Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, ZoomInfo Technologies Inc., 805 Broadway Street, Suite 900, Vancouver, Washington 98660. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2023 Annual Meeting, a proposal must be received by our Secretary on or before [●], 2022. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2023 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2023 Annual Meeting, such a proposal must be received on or after January 17, 2023, but not later than February 16, 2023. In the event that the date of the 2023 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2023 Annual Meeting is first made. If the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of this year’s Annual Meeting, notice by a stockholder will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is if it is delivered not later than the close of business on the tenth calendar day following the day on which such public announcement is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 20, 2023.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Anthony Stark
Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (ir.zoominfo.com) and click on “SEC Filings” under the “Financials” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Secretary
ZoomInfo Technologies Inc.
805 Broadway Street, Suite 900
Vancouver, Washington 98660

APPENDIX A: PROPOSED SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ZOOMINFO ~~NewCo~~TECHNOLOGIES INC.
The present name of the corporation is ZoomInfo ~~NewCo~~Technologies Inc. (the “Corporation”). The Corporation was incorporated under the name “ZoomInfo NewCo Inc.” by the filing of its original certificate of incorporation ~~(the “Original Certificate of Incorporation”)~~ with the Secretary of State of the State of Delaware on October 8, 2021~~. This~~, which was amended and restated on October 29, 2021 (as amended, the “First Amended and Restated Certificate of Incorporation”) to, among other things, change the name of the Corporation from “ZoomInfo NewCo Inc.” to “ZoomInfo Technologies Inc.” This Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), which amends, restates and integrates the provisions of the ~~Original~~First Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ~~and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as set forth below. Whenever there is a reference to the date on which shares of Common Stock are first publicly traded or a reference to IPO Date, such date shall be deemed to be June 8, 2020 (the date on which shares of common stock of ZoomInfo Technologies Inc. were first publicly traded)~~.
ARTICLE I
Section 1.1.    Name. The name of the Corporation is ZoomInfo Technologies Inc. (the “Corporation”).
ARTICLE II
Section 2.1.    Address. The registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801; and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
Section 3.1.    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
Section 4.1.    Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 3,500,000,000 shares, divided into ~~four~~two classes as follows: (i) 200,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (ii) ~~2,500,000,000~~3,300,000,000 shares of ~~Class A~~ Common Stock, par value $0.01 per share (“~~Class A Common Stock”), (iii) 500,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock”), and (iv) 300,000,000 shares of Class C Common Stock, par value $0.01 per share (“Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “~~Common Stock”). The number of authorized shares of ~~any of the Class A~~ Common Stock~~, Class B Common Stock, Class C Common Stock or Preferred Stock~~ may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the ~~Class A Common Stock, Class B Common Stock, Class C~~ Common Stock or Preferred Stock voting separately as a class shall be required therefor~~,~~ (unless a vote of any such holder is required pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

Immediately upon the effective time of this Certificate of Incorporation (the “Renaming Effective Time”), each share of Class A Common Stock, par value $0.01 per share, of the Corporation (the “Class A Common Stock”) issued and outstanding immediately prior to the Renaming Effective Time and each share of Class A Common Stock held in treasury immediately prior to the Renaming Effective Time shall automatically, without further action on the part of the Corporation or any holder of such Class A Common Stock, be renamed Common Stock. After the Renaming Effective Time, any certificates previously representing shares of Class A Common Stock will, until such certificates are surrendered to the Corporation, be deemed to represent the same number of shares of Common Stock.
Section 4.2.    Preferred Stock.
(A)    The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval (subject to any separate vote or consent of the holders of one or more classes or series of stock of the Corporation expressly required therefor under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock)), the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(B)    Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designations relating to such series of Preferred Stock).
Section 4.3.    Common Stock.
(A)    Voting Rights.
~~(1)~~    Each holder of record of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
~~(2)    Each holder of record of Class B Common Stock, as such, shall be entitled to ten votes for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided that, from and after the first record date for any meeting of stockholders of the Corporation, if the aggregate number of shares of Class B Common Stock and Class C Common Stock then outstanding constitutes less than 5% of the aggregate number of shares of Common Stock then outstanding, each holder of record of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class B Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock). Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class B Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.~~

~~(3)    Each holder of record of Class C Common Stock, as such, shall be entitled to ten votes for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class C Common Stock as a separate class are entitled to vote (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock). Notwithstanding the foregoing, that to the fullest extent permitted by law, holders of Class C Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.~~
~~(4)    Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.~~
~~(B)    Dividends; Stock Splits or Combinations.~~
(~~1~~B)    Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the ~~Class A Common Stock and the Class C~~ Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of capital stock of the Corporation, dividends and other distributions may be declared and paid on the ~~Class A~~ Common Stock ~~and the Class C Common Stock equally, on a per share basis,~~ out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine~~; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class C Common Stock shall receive Class C Common Stock or rights to acquire Class C Common Stock, as the case may be. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class C Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class C Common Stock, each voting separately as a class. Dividends and other distributions shall not be declared or paid on the Class B Common Stock~~.
~~(2)    In no event shall any stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on or with respect to any outstanding class of Common Stock unless contemporaneously therewith the shares of any other class of Common Stock of the Corporation and the Class A Common Units (the “LLC Units”) and Class P Units (the “Class P Units”) of ZoomInfo Holdings LLC that are issued under the Fifth Amended and Restated Limited Liability Company Agreement of ZoomInfo Holdings LLC (as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “LLC Agreement”) to be entered into in connection with the initial public offering of Class A Common Stock by the Corporation in a firm commitment underwriting (the “IPO”) at the time outstanding are treated in the same proportion and the same manner.~~
(C)    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the ~~Class A Common Stock and the Class C~~ Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the holders of all outstanding shares of ~~Class A~~ Common Stock ~~and Class C Common Stock treated as a single class~~ shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by each such stockholder ~~unless disparate or different treatment of the shares of each such class with respect to distributions upon any such dissolution or liquidation or winding up of the Corporation is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class C Common Stock, each voting separately as a class. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation~~.

~~(D)    Transfer Restriction; Cancellation of Class B Common Stock.~~
~~(1)    No shares of Class B Common Stock may be issued by the Corporation except to a holder of LLC Units or Class A Common Units (“HoldCo Units”) of ZoomInfo Intermediate Holdings LLC (other than the Corporation, ZoomInfo Intermediate Holdings LLC, ZoomInfo Holdings LLC or any other subsidiary of the Corporation that is a holder of LLC Units or HoldCo Units, as applicable), such that after such issuance of Class B Common Stock such holder of LLC Units or HoldCo Units holds an identical number of LLC Units or HoldCo Units, as applicable, and shares of Class B Common Stock. No shares of Class B Common Stock may be transferred by the holder thereof except (i) for no consideration to the Corporation upon which transfer such shares shall automatically be cancelled pursuant to Section 4.3(D)(2), or (ii) together with the transfer of an identical number of LLC Units or HoldCo Units made to the transferee of such LLC Units or HoldCo Units made in compliance with the LLC Agreement or the HoldCo Agreement (as defined below), as applicable.~~
~~(2)    Immediately upon the effective time of exchange of (i) an LLC Unit (together with a share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the LLC Agreement or (ii) a HoldCo Unit (together with a share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the Amended and Restated Limited Liability Company Agreement of ZoomInfo Intermediate Holdings LLC (as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “HoldCo Agreement”) to be entered into in connection with the IPO, such share of Class B Common Stock held by such exchanging holder of LLC Units or HoldCo Units, as applicable, shall automatically be canceled with no consideration being paid or issued with respect thereto. Any such canceled shares of Class B Common Stock shall be automatically retired and restored to the status of authorized but unissued shares of Class B Common Stock and all rights with respect to such shares shall automatically cease and terminate.~~
~~(E)    Conversion of Class C Common Stock.~~
~~(1)    Voluntary Conversion. Each share of Class C Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof. Before any holder of Class C Common Stock shall be entitled voluntarily to convert any shares of such Class C Common Stock, such holder shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which such shares are to be registered in book entry. The Corporation shall, as soon as practicable thereafter, register the number of shares of Class A Common Stock to which such holder of Class C Common Stock shall be entitled as aforesaid in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the written notice of such holder’s election to convert required by this Section 4.3(E)(1), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class C Common Stock that is converted pursuant to this Section 4.3(E)(1) shall be retired by the Corporation and shall not be available for reissuance.~~
~~(2)    Automatic Conversion. (a) Each share of Class C Common Stock shall automatically, without further action by the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class C Common Stock, and (b) all shares of Class C Common Stock shall automatically, without further action by any holder thereof, be converted into an identical number of shares of fully paid and nonassessable Class A Common Stock if, on the record date for any meeting of stockholders of the Corporation, the aggregate number of shares of Class B Common Stock and Class C Common Stock then outstanding constitutes less than 5% of the aggregate number of shares of Common Stock then outstanding, as determined by the Board (the occurrence of an event described in clause (a) or (b) of this Section 4.3(E)(2), a “Conversion Event”). The Corporation, or any transfer agent of the Corporation, shall, upon the request of any holder whose shares of Class C Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event, register the shares of Class A Common Stock into which such holder’s shares of Class C Common Stock were converted as a result of such Conversion Event in book-entry form. Each share of Class C Common Stock that is converted pursuant to this Section 4.3(E)(2) shall thereupon be retired by the Corporation and shall not be available for reissuance.~~

~~(3)    The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation, relating to the conversion of the Class C Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith. If the Corporation has a reasonable basis to believe that a Transfer giving rise to a conversion of shares of Class C Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request in writing that the holder of such shares furnish affidavits or other reasonable evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of shares of Class C Common Stock to Class A Common Stock has occurred and if such holder does not, within thirty days after receipt of such written request, furnish reasonable evidence to the Corporation to enable the Corporation to determine that no such conversion has occurred, any such shares of Class C Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.~~
~~(F~~)    ~~Shares Reserved for Issuance.~~
~~(1)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect (a) the exchange of all outstanding LLC Units (along with Class B Common Stock and excluding those LLC Units held by ZoomInfo Intermediate Holdings LLC) and the Class P Units for shares of Class A Common Stock, (b) the exchange of all outstanding HoldCo Units (along with Class B Common Stock and excluding those HoldCo Units held by the Corporation) for shares of Class A Common Stock, and (c) the conversion of all outstanding shares of Class C Common Stock into shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of LLC Units, Class P Units, HoldCo Units or conversion of shares of Class C Common Stock by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.~~
~~(2)    The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock to permit issuance of shares of Class B Common Stock to holders of newly issued LLC Units for such consideration and for such corporate purposes as the Board may from time to time determine.~~
~~(G)    Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class C Common Stock shall have the same rights and privileges and rank equally (including as to dividends and distributions, and upon any dissolution or liquidation or winding up of the Corporation), share ratably and be identical in all respects as to all matters.~~
~~(H)    Definitions. For purposes of this Article IV, references to:~~
~~(1)    “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.~~
~~(2)    “Permitted Transfer” shall mean any Transfer of shares of Class C Common Stock to a Stockholder (as defined in the Stockholders Agreement (as defined below)) as of the IPO Date (as defined below) or their respective Affiliates.~~
~~(3)    “Transfer” (including the term “Transferred”) of a share of Class C Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control over such share, by proxy or otherwise. Notwithstanding the foregoing, the granting by a stockholder of a proxy to (y) officers or directors of the Corporation at the request of the Board, or (z) a representative of such stockholder, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders shall not be considered a “Transfer” within the meaning of this Article IV.~~
~~(4)    “Voting Control” shall mean, with respect to a share of Class C Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.~~

ARTICLE V
Section 5.1.    Bylaws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal, in whole or in part, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, at any time when the TA Stockholders, the Carlyle Stockholders and the Founder Stockholders (each as defined in the Stockholders Agreement, dated ~~on or about the date hereof~~as of June 3, 2020, by and among the Corporation and certain stockholders of the Corporation from time to time party thereto (as the same may be amended, restated, supplemented and/or otherwise modified from time to time in accordance with its terms, the “Stockholders Agreement”) (collectively, the “Stockholder Parties”) beneficially own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.
ARTICLE VI
Section 6.1.    Board of Directors.
(A)    Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors and subject to the applicable requirements of the Stockholders Agreement, the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board or as provided in the Stockholders Agreement. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following ~~date on which the Common Stock is first publicly tradeddate on which the Common Stock is first publicly traded~~ June 8, 2020 (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each annual meeting of stockholders commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting of stockholders shall be elected for a three-year term. If the total number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the total number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. Subject to the applicable requirements of the Stockholders Agreement, the Board is authorized to assign members of the Board already in office to their respective class.

(B)    Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, any newly-created directorship on the Board that results from an increase in the total number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by any such sole remaining director or by the stockholders; provided, however, that, subject to the rights granted to holders of one or more series of Preferred Stock then outstanding and the rights granted pursuant to the Stockholders Agreement, at any time when the Stockholder Parties beneficially own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board shall be filled only by a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Stock, by voting separately as a series or together with one or more series, as the case may be) (and not by stockholders), although less than a quorum, or by any such sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
(C)    Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class; provided, however, that at any time when the Stockholder Parties beneficially own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
(D)    Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(A) hereof, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(A) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
(E)    Directors of the Corporation need not be elected by written ballot unless the Bylaws shall so provide.

ARTICLE VII
Section 7.1.    Meetings of Stockholders.
(A)    At any time when the Stockholder Parties beneficially own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the holders of stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders unless such action is recommended by all directors of the Corporation then in office; provided, however, that any action required or permitted to be taken by the holders of ~~Class B Common Stock or Class C Common Stock, each voting separately as a class, or,~~Preferred Stock, to the extent expressly permitted by the certificate of designation relating to ~~one or more series of Preferred Stock, by the holders of~~ such series of Preferred Stock~~, voting separately as a series or separately as a class with one or more other such series~~, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or classes or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL. Subject to the rights of the holders of any series of Preferred Stock, and any rights granted pursuant to the Stockholders Agreement, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer of the Corporation; provided, however, that at any time when a Sponsor (as defined in Section 9.1 hereof) beneficially owns, in the aggregate, at least 20% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board or the Chairman of the Board at the request of such Sponsor.
(B)    An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.
ARTICLE VIII
Section 8.1.    Limited Liability of Directors. No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article VIII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment or repeal.
ARTICLE IX
Section 9.1.    Competition and Corporate Opportunities.
(A)    In recognition and anticipation that (i) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (ii) certain affiliates of The Carlyle Group Inc. and their respective successors and assigns, certain affiliates of TA Associates and their respective successors and assigns and certain affiliates of 22C Capital LLC and their respective successors and assigns (in each case, other than the Corporation and its subsidiaries) (collectively, the “Sponsors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors, the Sponsors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B)    None of (i) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates or Affiliated Entities or (ii) the Sponsors or any of their respective Affiliates (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) hereof. Subject to said Section 9.1(C) hereof, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.
(C)    Notwithstanding the foregoing provision of this Article IX, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) hereof shall not apply to any such corporate opportunity.
(D)    In addition to and notwithstanding the foregoing provisions of this Article IX, a potential corporate opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
(E)    For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of any of the Sponsors, a Person that, directly or indirectly, is controlled by any of the Sponsors, controls any of the Sponsors or is under common control with any of the Sponsors and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
(F)    For the purposes of this Article, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section 9.1(F), as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(G)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X
Section 10.1.     DGCL Section 203 and Business Combinations.
(A)    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
(B)    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(1)    prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(3)    at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
(C)    For purposes of this Article X, references to:
(1)    “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(2)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(3)    “Sponsor Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Sponsor or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(4)    Sponsor Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Sponsor Direct Transferee or any other Sponsor Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(5)    “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
a.    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article X is not applicable to the surviving entity;

b.    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
c.    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
d.    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
e.    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(6)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” shall have the meaning set forth in Section 9.1(F) hereof.
(7)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) any Sponsor, any Sponsor Direct Transferee, any Sponsor Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(8)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:
a.    beneficially owns such stock, directly or indirectly; or

b.    has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
c.    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.
(9)    “person” means any individual, corporation, partnership, unincorporated association or other entity.
(10)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(11)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.
ARTICLE XI
Section 11.1.     Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XII
Section 12.1.    Forum. Unless the Corporation consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising under any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII
Section 13.1.    Amendments. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, at any time when the Stockholder Parties beneficially own, in the aggregate, less than 50% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII and this Article XIII.
*    *    *
This Second Amended and Restated Certificate of Incorporation shall be effective on ~~October 29, 2021 at 4:01~~[●], 2022 at [●] [a/p].m.

APPENDIX B: PROPOSED OLD ZOOMINFO CHARTER AMENDMENT
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF ZOOMINFO INTERMEDIATE INC.
ZoomInfo Intermediate Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: That the following amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware, by the sole stockholder of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, and by the stockholders of ZoomInfo Technologies Inc. (formerly ZoomInfo Newco Inc.) in accordance with the terms of the SEVENTH paragraph of the Amended and Restated Certificate of Incorporation of the corporation as in effect immediately prior to the effective time of this Certificate of Amendment.
SECOND: That the Amended and Restated Certificate of Incorporation of the corporation is hereby amended by deleting the SEVENTH paragraph in its entirety, which is of no further force or effect, and replacing it with “[RESERVED]”.
THIRD: This amendment shall become effective upon filing.
IN WITNESS WHEREOF, ZoomInfo Intermediate Inc. has caused this certificate to be signed by Anthony Stark, its General Counsel and Corporate Secretary, this        day of            , 2022.

ZOOMINFO INTERMEDIATE INC.

By:
Anthony Stark
General Counsel and Corporate Secretary

APPENDIX C: NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements presented in accordance with GAAP, this report contains non-GAAP financial measures, including adjusted operating income, adjusted operating income margin, and unlevered free cash flow. We believe these non-GAAP measures are useful to investors in evaluating our operating performance because they eliminate certain items that affect period-over-period comparability and provide consistency with past financial performance and additional information about our underlying results and trends by excluding certain items that may not be indicative of our business, results of operations, or outlook.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, but rather as supplemental information to our business results. This information should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items or events being adjusted. In addition, other companies may use different measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP.
We define Adjusted Operating Income as income from operations plus (i) impact of fair value adjustments to acquired unearned revenue, (ii) amortization of acquired technology and other acquired intangibles, (iii) equity-based compensation expense, (iv) restructuring and transaction-related expenses, and (v) integration costs and acquisition-related compensation. We define Adjusted Operating Income Margin as Adjusted Operating Income divided by the sum of revenue and the impact of fair value adjustments to acquired unearned revenue.
We define Unlevered Free Cash Flow as net cash provided from operating activities less (i) purchases of property and equipment and other assets, plus (ii) cash interest expense, (iii) cash payments related to restructuring and transaction-related expenses, and (iv) cash payments related to integration costs and acquisition-related compensation. Unlevered Free Cash Flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.
Net revenue retention is an annual metric that we calculate based on customers that were contracted for services at the beginning of the year, or, for those that became customers through an acquisition, at the time of the acquisition. Net revenue retention is calculated as: (a) the annual contract value (“ACV”) for those customers at the end of the year divided by (b) ZoomInfo ACV at the beginning of the year plus the ACV of acquired companies at the time of acquisition.

Reconciliation from GAAP Net Income (Loss) to Adjusted Net Income and Adjusted Operating Income Margin

Twelve months ended December 31, 2021 (in millions $)	GAAP	Margin %	Equity-based Compensation	Amortization of Acquired Intangibles and Fair Value Adjustments from Acquisitions	Transaction Related Expenses	Tax Impacts of Adjustments and TRA	As Adjusted	Adjusted Margin
Revenue	$747.2		$—	$4.6	$—	$—	$751.8
Cost of service	101.4	14%	(13.2)	—	(2.1)	—	86.0	11%
Amortization of acquired technology	35.3	5%	—	(35.3)	—	—	—
Gross Profit	$610.5	82%	$13.2	$39.9	$2.1	—	$665.8	89%
Sales and marketing	241.1	32%	(38.2)	—	(6.1)	—	196.8	26%
Research and development	119.7	16%	(24.3)	—	(5.8)	—	89.7	12%
General and administrative	92.4	12%	(17.3)	—	(2.4)	—	72.7	10%
Amortization of other acquired intangibles	20.3		—	(20.3)	—	—	—
Restructuring and transaction related expenses	23.7		—	—	(23.7)	—	—
Total operation expenses	497.2		(79.8)	(20.3)	(38.0)	—	359.2
Income (loss) from operations	$113.3	15%	$93.0	$60.2	$40.1	$—	$306.6	41%
Interest expense, net	43.9		—	—	—	—	43.9
Loss on debt modification and extinguishment	7.7		—	—	(7.7)	—	—
Other (income) expense, net, excluding TRA liability remeasurement (benefit) expense	(39.3)		—	—	—	39.5	0.3
Income (loss) before income taxes	$101.0		$93.0	$60.2	$47.8	$(39.5)	$262.5
Income tax expense (benefit)	6.1		—	—	—	25.3	31.4
Net income (loss)	$94.9	13%	$93.0	$60.2	$47.8	$(64.8)	$231.1	31%
Reconciliation from GAAP Operating Cash Flow to Unlevered Free Cash Flow

in millions ($)	FY 2021
Cash flow from operations	$299.4
Purchases of property and equipment and other assets	(23.6)
Interest paid in cash	33.3
Restructuring and transaction-related expenses paid in cash	24.2
Integration costs and acquisition-related compensation paid in cash	13.7
Unlevered Free Cash Flow	$347.0

ZOOMINFO TECHNOLOGIES INC.
805 BROADWAY ST
SUITE 900
VANCOUVER, WA 98660

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 16, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZI2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 16, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D72220-P66812

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOOMINFO TECHNOLOGIES INC.

The Board of Directors recommends you vote FOR the following proposal:

	For All	Withhold All	For All Except
1. To elect the director nominees listed in the Proxy Statement.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark Mader
02) Patrick McCarter
03) Jason Mironov

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote "ONE YEAR" for the following proposal:

The Board of Directors recommends you vote "FOR" each of the following sub-proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10K Wrap are available at www.proxyvote.com.

D72221-P66812

ZOOMINFO TECHNOLOGIES INC.
Annual Meeting of Stockholders
May 17, 2022 10:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Henry Schuck, Cameron Hyzer and Anthony Stark, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Class A Common Stock of ZOOMINFO TECHNOLOGIES INC. held of record by the undersigned at the close of business on March 21, 2022 that the undersigned would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on May 17, 2022, virtually at www.virtualshareholdermeeting.com/ZI2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but this proxy is signed, this proxy will be voted FOR the election of each of the director nominees on the reverse side, FOR Proposal 2, ONE YEAR for Proposal 3 and FOR each of Proposals 4a and 4b. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side